Exhibit 4.8c


                              THIRD AMENDED AND RESTATED
                                   CREDIT AGREEMENT


                                     by and among

                        ASSOCIATED ESTATES REALTY CORPORATION
                                 an Ohio corporation
                                     ("Borrower")

                      NATIONAL CITY BANK, as Agent (the "Agent")

                                         and

                          THE BANKS IDENTIFIED ON SCHEDULE 1


                            Dated as of November 12, 1997





          10/31/97

                     THIRD AMENDED AND RESTATED CREDIT AGREEMENT


                    THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 12, 1997, by and among ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation (hereinafter, "Borrower"), the banks and lending institutions set forth on Schedule 1 hereto (the "Banks"), and NATIONAL CITY BANK, a national banking association ("NCB"), in its capacity as agent for the Banks (in such capacity, NCB and any successor to NCB as agent as aforesaid is referred to as the "Agent").

                                      ARTICLE 1.

                                    INTERPRETATION

                    Section 1.1 General. For the purposes of this Agreement, the following general rules of interpretation shall apply to the extent they are not clearly inconsistent with the context or the subject matter of specific provisions hereof:

                    (a) The expression "this Agreement" shall mean this Credit Agreement (including all of the Schedules and Exhibits annexed hereto) as originally executed, or, if supplemented, amended or restated from time to time, as so supplemented, amended or restated;

                    (b) Singular nouns shall include the plural and vice versa, and all references to dollars shall mean United States Dollars;

                    (c) Accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with Generally Accepted Accounting Principles (as hereinafter defined); and

                    (d) All Schedules and Exhibits to this instrument shall be deemed to be incorporated herein by reference.

                    Section 1.2 Definitions. In addition to terms defined elsewhere in this Agreement, the terms set forth below shall have the following meanings for the purpose of this Agreement:

                    "Accountants" means Price, Waterhouse & Co., or such other nationally recognized firm of certified public accountants as may from time to time be selected by Borrower and acceptable to Agent, with the consent of the Required Banks.

                    "Adjusted Prime Rate" means, at any time, the sum of the Prime Rate plus the Prime Rate Margin in effect at such time.

                    "Affiliate" means, in relation to any Person (in this definition called "Affiliated Person"), any Person (other than a Subsidiary) which (directly or indirectly) controls or is controlled by or is under common control with such Affiliated Person. For the purposes of this definition, the term "control" shall mean the possession (directly or indirectly) of the power to direct or to cause the direction of the management or the policies of a Person, whether through the ownership of shares of any class in the capital or any other voting securities of such Person, by contract or otherwise.

                    "Agent" means NCB, acting in such capacity for the Banks under the Loan Documents pursuant to this Agreement, and includes (where the context so admits) any other Person or Persons succeeding to such functions in accordance with
          Article 8, below.

                    "Agency Fee" means an annual fee, payable semi-annually, in advance, to the Agent in consideration for its serving as the Agent in respect of the Loan Documents, in an amount per annum equal to the lesser of (i) $100,000.00 or
          (ii) the aggregate of $30,000.00, plus an additional sum of $20,000.00 for each bank or lending institution in addition to NCB participating as a Bank under this Agreement.

                    "Apartment Suites" means all multi-family residential rental units owned by Borrower or Borrower's Consolidated Subsidiaries, without regard to whether such units are subject to any governmental financial support, operating assistance or regulation.

                    "Applicable Margin" means, as at any date, a percentage per annum for Prime Rate Loans and Ratable Libor Rate Loans, determined by reference to Borrower's Debt Rating as set forth below:

                          Debt Rating      Ratable Libor     Prime
               Level     S&P      Moody's   Rate Margin   Rate Margin

                 1    A- to A+   A3 to A1      95             -0-
                 2    BBB+       Baa1         105             -0-

                 3    BBB        Baa2         115             -0-
                 4    BBB-       Baa3         125             -0-
                 5   <BBB-      <Baa3         200             25

          The Applicable Margin for each Prime Rate Loan and Ratable Libor Rate Loan (the "Prime Rate Margin" and the "Libor Margin", respectively) shall be determined by reference to the Debt Rating in effect as of the Draw Date for such Loans (subject, in the case of each Prime Rate Loan, to adjustment during the pendency of such Loan to reflect any changes in Borrower's Debt Rating), provided that:

               (A) if the applicable Debt Ratings established by S&P and Moody's shall be at differing levels, the Applicable Margin shall be determined by reference to the higher Debt Rating, provided, however, that if the difference between the Debt Ratings shall be more than one level, the Applicable Margin shall be one (1) level higher than the lower of the two Debt Ratings;

               (B) if only one of S&P and Moody's shall have a Debt Rating in effect, then: (x) if both S&P and Moody's are engaged in the business of rating Indebtedness, the Applicable Margin shall be the applicable percentage for the grade that is one level below the available Debt Rating; or (y) if either S&P or Moody's is no longer engaged in the business of rating Indebtedness, the Applicable Margin shall be the applicable percentage for the available Debt Rating; and

               (C) if neither S&P nor Moody's shall have a Debt Rating in effect, the Applicable Margin shall be the applicable percentage for the lowest Debt Rating as shown on the preceding table.

                    "Assets Under Development" means, as of the date of the determination thereof, any new real estate project (or the expansion area of any existing real estate project) owned by Borrower or any of its Consolidated Subsidiaries on which the construction of one or more new, income-producing buildings has been commenced and is continuing, provided, however, that projects (or, in the case of phased projects as to which discrete portions thereof are constructed and completed at different times, identifiable phases of such projects) shall cease being Assets Under Development at such time as a certificate of occupancy is issued with respect to the construction performed with respect to such projects or discrete phases. For the purposes of this Agreement, land and improvements comprised in Assets Under Development shall be valued at the then-current book values thereof (as determined in accordance with GAAP).

                    "Banks" means, collectively, each of the banks or lending institutions identified on Schedule 1 hereto, as such Schedule may be amended from time to time pursuant to
          Section 2.1(b) hereof, and the respective successors and assigns of such banks and lending institutions. "Bank" means any one of the Banks.
                    "Business Day" means any day other than a Saturday or Sunday on which commercial banking institutions are open for business in Cleveland, Ohio; for all purposes relevant to the issuance of Libor Rate Loans (including, without limitation, the determination of the Libor Rate and of the Draw Date for each such Loan and including both Ratable Libor Rate Loans and Competitive Bid Loans), "Business Day" shall mean any day other than a Saturday or Sunday on which commercial banking institutions are open for business in Cleveland, Ohio, and in London, England.

                    "Capitalized Income Value" means, as of any date, an amount equal to Borrower's EBITDA including Service EBITDA in an amount not to exceed $1,500,000 on an annualized basis, divided by nine and three-quarters (9.75%) percent (the "Capitalization Factor"). For the purposes of this provision, Borrower's EBITDA shall be subject to adjustment to reflect any acquisitions made by Borrower during the applicable fiscal period on a pro forma basis acceptable to the Agent, assuming the lesser of 90% or actual occupancy.

                    "Closing Date" means the date first set forth in the preamble of this instrument.

                    "Closing Fee" means that fee, calculated and payable on the Closing Date by Borrower to the Agent for the benefit of the Banks in accordance with Section 5.10(b), below.
                    "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor federal tax code, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.

                    "Commitment Fee" means a fee, payable quarterly in arrears, on the final day of each calendar quarter during the pendency of this Agreement and on the Termination Date, to the Agent for the benefit of the Banks in accordance with their respective Pro Rata Shares. The amount of the Commitment Fee for each quarter shall be determined: (a) by calculating the average daily unused portion of the Maximum Commitment during such quarter (the "Unused Component") by subtracting the average daily Outstanding Amount during such period (determined, solely for the purpose of such calculation, by including only Ratable Loans and Letters of Credit; Competitive Bid Loans shall not be included as Obligations for the limited purpose of calculating the Commitment Fee or the Outstanding Amount in connection with the determination of the Commitment Fee) from the full amount of the Maximum Commitment, without regard to whether the entire Maximum Commitment would then be available to Borrower, and (b) by multiplying the Unused Component by (i) 0.15%, if the average daily Outstanding Amount during such period shall exceed Fifty Million Dollars ($50,000,000.00), or (ii) by multiplying the Unused Component by 0.20%, if the average daily Outstanding Amount during such period shall be Fifty Million Dollars ($50,000,000.00)or less; and (c) by dividing the result of such multiplication by four (4) in the case of quarterly payments or by the appropriate annualizing factor in the case of the payment which is due on the Termination Date computed in each case on the basis of a 360-day year for the actual number of days elapsed.

                    "Competitive Bid Fee" means a fee, in the amount of One Thousand Two Hundred and Fifty Dollars ($1,250), which shall be earned, and shall be due and payable, as provided in Section 2.3(a)(vii), below.

                    "Competitive Bid Borrowing Notice" means the notice, to be submitted by the Borrower to the Agent in accordance with
          Section 2.3 of this Agreement, reflecting Borrower's acceptance of Banks' Competitive Bid Quotes submitted as therein provided.

                    "Competitive Bid Loan" means the Loans made or to be made to Borrower by one or more Banks in accordance with
          Section 2.3 of this Agreement.

                    "Competitive Bid Note" means, collectively,the promissory notes of Borrower which are to be dated executed and delivered by Borrower to the Banks, together with any amendment, modification, supplement or renewal thereof and with any instruments given in substitution or replacement therefor.

                    "Competitive Bid Quote" means an offer by a Bank, in response to a Competitive Bid Quote Request, which shall be substantially similar in every material respect to the form which is attached hereto as Exhibit A, and shall be delivered by such Bank to the Agent in accordance with Section 2.3, below.

                    "Competitive Bid Quote Request" means the request by the Borrower for the Banks to offer to make Competitive Bid Loans to Borrower in the amount and for the Interest Periods to be set forth therein; each Competitive Bid Quote Request shall be substantially similar in every material respect to the form attached hereto as Exhibit B.

                    "Competitive Libor Bid Rate" means the annual rate of interest (expressed as a single rate by reference to Libor) offered by a Bank to Borrower in such Bank's Competitive Bid Quote made pursuant to Section 2.3, below.

                    "Compliance Certificate" means a certificate, substantially in the form of Exhibit C, evidencing Borrower's compliance with the applicable requirements imposed by this Agreement after giving effect to the making of each Loan.

                    "Consolidated Subsidiaries" means all of Borrower's direct, wholly-owned subsidiaries with which Borrower reports financial results on a consolidated basis in accordance with GAAP.

                    "Contingent Obligation" means any direct or indirect liability, contingent or otherwise, with respect to any Indebtedness, lease, dividend, letter of credit, banker's acceptance or other obligation of another Person incurred to provide assurance to the obligee of such obligation that such obligation will be paid or discharged, that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations shall include, without limitation, (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by any Person of the obligation of another Person; (ii) any liability for the obligations of another Person through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise),
          (B) to maintain the solvency of any balance sheet item, level of income or financial condition of another, or (C) to make take-or-pay, pay-or-play or similar payments if required regardless of nonperformance by any other party or parties to an agreement, if in the case of any agreement described under subclauses (A), (B) or (C) of this sentence the purpose or intent thereof is to provide the assurance described above. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

                    "Conventional Apartment Projects" means multi-family, income-producing properties which are not subject to any financial support or operating assistance or regulation (other than landlord/tenant laws and regulations generally applicable to all apartment projects) imposed by or available from any Federal, state or local government or governmental instrumentality; without limiting the generality of the foregoing, projects which are so-called "congregate care facilities", "assisted living facilities" or "Section 8 housing projects" shall not be considered to be Conventional Apartment Projects for the purposes of this Agreement.

                    "Corrective Bid" means a supplemental Competitive Bid Quote submitted by a Bank to the Agent as and when provided in
          Section 2.3(c), below, or to the Borrower as and when provided in
          Section 2.3(d), below, correcting a manifest error contained in a Competitive Bid Quote therefore submitted by such Bank.

                    "Credit Commitment" means, in relation to any Bank, the maximum amount to be loaned (or otherwise made available) by such Bank to Borrower as such Bank's share of Ratable Loans or Letters of Credit, exclusive of any Competitive Bid Loans from such Bank to Borrower. Each Bank's Credit Commitment as of the date hereof is set forth on the attached Schedule 1.

                    "Debt Rating" means, as of any date, the rating most recently announced by either S&P or Moody's for any class of long-term, unsecured public indebtedness issued by Borrower (without regard to whether such indebtedness has been or will be issued by Borrower). For the purposes of this Agreement: (a) if any rating established by S&P or Moody's shall be changed, such changes will be effective as of the date on which the same is first announced publicly by the rating agency making such change; and (b) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then-equivalent rating by S&P or Moody's as the case may be.

                    "Default" means any event or occurrence which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

                    "Default Interest Rate" means an annual rate of interest equal to the lesser of (i) two and one-fourth percent (2-1/4%) above the Prime Rate; or (ii) the maximum rate of interest which may lawfully be charged in respect of the Obligations.

                    "Direct Invitation to Bid" means the Borrower's request to each of the Banks for the submission of Competitive Bid Quotes which is issued in accordance with Section 2.4(d) of this Agreement.

                    "Distributable Cash Flow" means, with respect to any fiscal period of Borrower, an amount equal to the Net Income of Borrower and its Consolidated Subsidiaries for such period, exclusive of gains or losses from the sale of property and exclusive of non-recurring and extraordinary items, plus depreciation and amortization, and after adjustments for unconsolidated joint ventures less capital expenditures funded by operations and loan amortization payments.

                    "Distribution" means:
                    (i) The declaration or payment of any dividends or other distributions on or in respect of capital stock (except distributions in such common stock); or

                    (ii) The redemption, acquisition or other retirement of Securities, except such redemptions, acquisitions or other retirements made as a part of the same transaction from the net proceeds of the sale of such Securities.

                    "Dividend" means any payment or distributions declared or made in respect of capital stock (including, without limitation, distributions in such capital stock).

                    "Draw Date" means, in relation to any Loan, the day on which such Loan is made or to be made to Borrower pursuant to this Agreement.

                    "EBITDA" means, for any fiscal quarter of Borrower, the product of Net Income for such fiscal quarter, increased by the sum for such period of interest expense, income and franchise tax expense, and amortization and depreciation (in each case as determined in accordance with GAAP) deducted in determining Net Income for such period.

                    "Employee Benefit Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA.

                    "Environmental Laws" means all present and future laws, statutes, ordinances, rules, regulations, orders, and determinations of any Federal, state or local governmental authority pertaining to health, protection of the environment, natural resources, conservation, wildlife, waste management, regulation of activities involving Hazardous Substances, and pollution, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("Superfund" or "CERCLA"), 42 U.S.C. SS 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. SS 9601(20)(D), the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. SS 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act (the "Clean Water Act"), 33 U.S.C. SS 1251 et seq., the Clean Air Act ("CAA"), 42 U.S.C. SS 7401 et seq., and the Toxic Substances Control Act, 15 U.S.C. SS 2601 et seq., together with any and all applicable licenses, permits or governmental approvals pertaining to, or establishing standards with respect to, any of the foregoing matters, as any of the foregoing may be amended or supplemented.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder, as the same may be amended from time to time, and including any successor statute.

                    "ERISA Affiliate" means, in relation to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control with such Person within the meaning of the regulations promulgated under Section 414 of the Code, as amended.

                    "ERISA Liabilities" means the aggregate of all unfunded vested benefits under any plan of Borrower or any ERISA Affiliate of Borrower under any Plan covered by ERISA that is not a Multi-employer Plan, and all potential withdrawal liabilities of any thereof under all Multiemployer Plans.

                    "Event of Default" means any event or condition described in Section 7.1 of this Agreement.

                    "Extraordinary Disposition" means, with respect to Borrower, the sale, lease, transfer or other disposition of assets, other than assets transferred or disposed in the ordinary course of business, whether by way of the sale of assets or the sale of stock or other rights in which Borrower has any ownership interest, and whether in one transaction or a series of related or unrelated transactions.

                    "Face Amount" means, as to any Letter of Credit which is issued or to be issued pursuant to Section 2.14 of this
         Agreement, the maximum amount which is available at the time of such determination to be drawn under such Letter of Credit.

                    "Floating Rate Debt" means any Indebtedness for Borrowed Money which bears interest at a rate or rates which fluctuate or may fluctuate from time to time (whether by Borrower's election or by reference to any index) during the pendency of such Indebtedness, provided, however, that any such Indebtedness as to which Borrower has procured and maintains an interest-rate hedging instrument eliminating the risk of interest-rate fluctuation shall, to the extent and during the term of such hedging instrument, not be considered to be "Floating Rate Debt" for the purposes of this Agreement. For purposes of this definition, "interest-rate hedging instrument" shall mean an interest-rate hedging instrument with a maturity date not less than twelve months after the date such instrument is purchased and with a maximum rate of interest not to exceed three percentage points in excess of the rate on the Indebtedness for which the hedging instrument was procured.

                    "Funded Percentage" means, with respect to each Bank at any time, such Bank's share of all Obligations outstanding at such time, expressed as a fraction having as a denominator the Outstanding Amount at such time and having as a numerator the aggregate of (x) such Bank's Pro Rata Share of all Ratable Loans and all Letters of Credit then outstanding, and (y) the outstanding principal balance at such time of all Competitive Bid Loans advanced by such Bank to Borrower.

                    "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in effect from time to time in the United States, consistently applied as regards any specific fiscal period.

                    "Guaranteed Pension Plan" means any pension plan maintained by Borrower or any ERISA Affiliate of Borrower, or to which Borrower or any ERISA Affiliate contributes, some or all of the benefits under which are guaranteed by the Pension Benefit Guaranty Corporation within the U.S. Department of Labor.

                    "Hazardous Substances" means (i) any hazardous wastes and/or toxic chemicals, materials, substances or wastes as defined by or for the purposes of any of the Environmental Laws;
          (ii) any "oil", as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any other applicable federal or state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substances; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon at levels over four picocuries per cubic liter; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (iv) industrial, nuclear or medical by-products; and (vii) any underground storage tank(s).

                    "Head Office" means, in relation to the Agent, the head office of National City Bank, located at 1900 East Ninth Street, Cleveland, Ohio 44101-0756 or such other office as may be designated as such by written notice to Borrower and the Banks by National City Bank or any successor Agent.

                    "Indebtedness" means, in relation to any Person, at any particular time, all of the obligations of such Person which, in accordance with GAAP, would be classified as indebtedness upon a balance sheet (including any footnote thereto) of such Person prepared at such time, and in any event shall include, without limitation:

                    (i) all indebtedness of such Person arising or incurred under or in respect of (A) any guaranties (whether direct or indirect) by such Person of the indebtedness, obligations or liabilities of any other Person, or (B) any endorsement by such Person of any of the indebtedness, obligations or liabilities of any other Person (otherwise than as an endorser of negotiable instruments received in the ordinary course of business and presented to commercial banks for collection of deposit), or (C) the discount by such Person, with recourse to such Person, of any of the indebtedness, obligations or liabilities of any other Person;

                    (ii) all indebtedness of such Person arising or incurred under or in respect of any agreement, contingent or otherwise made by such Person (A) to purchase any indebtedness of any other Person or to advance or supply funds for the payment or purchase of any indebtedness of any other Person or (B) to purchase, sell or lease (as lessee or lessor) any property, products, materials or supplies or to purchase or sell transportation or services, primarily for the purpose of enabling any other Person to make payment of any indebtedness of such other Person or to assure the owner or holder of such other Person's indebtedness against loss, regardless of the delivery or non-delivery of the property, products, materials or supplies or the furnishing or non-furnishing of the transportation or services, or (C) to make any loan, advance, capital contribution or other investment in any other Person for the purpose of assuring a minimum equity, asset base, working capital or other balance sheet condition for or as at any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in any other Person, provided that any Indebtedness attributable to Borrower's interests in joint ventures shall, to the extent that the same is consistent with GAAP and with applicable legal requirements, reflect accumulated losses and distributions from such interests in excess of Borrower's investment and advances therein.

                    (iii) all indebtedness, obligations and liabilities secured by or arising under or in respect of any Lien, upon or in Property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, obligations and liabilities;
                    (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, even though the rights and remedies of the seller or lender (or lessor) under such agreement in the event of default are limited to repossession or sale of such Property; and

                    (v) all indebtedness arising or incurred under or in respect of any Contingent Obligation.
                    "Indebtedness for Borrowed Money" means at any particular time, all Indebtedness (i) in respect of any money borrowed (including pursuant to this Agreement);
                    (ii) under or in respect of any Contingent Obligation (whether direct or indirect) of any money borrowed; (iii) evidenced by any loan or credit agreement, promissory note, debenture, bond, guaranty or other similar written obligation to pay money; or (iv) arising under leases which, in accordance with GAAP, should be reflected as indebtedness on a balance sheet.

                    "Interest Expense" means, for any period, the aggregate interest payable by Borrower and all of Borrower's Consolidated Subsidiaries during such period determined in accordance with GAAP.
                    "Interest Period" means: (a) For each Libor Rate Loan (including both Ratable Libor Rate Loans and all Competitive Bid Loans), the period commencing on the Draw Date for such Loan and ending one, two, three, four or six months thereafter; (b) for each Prime Rate Loan, the period commencing on the Draw Date for such Loan and ending on the earliest of (i) the date on which such Loan is repaid; (ii) the date on which such Loan is converted to a Ratable Libor Rate Loan pursuant to this Agreement, or (iii) the Termination Date; and (c) for each Competitive Bid Loan, the period not to exceed one hundred eighty
          (180) days requested by Borrower in a Competitive Bid Loan Request and confirmed by a Bank in a Competitive Bid Quote which is accepted by Borrower. No Interest Period in any case may extend beyond the Termination Date. Any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the Business Day immediately preceding such day); each Interest Period in respect of a Libor Rate Loan or a Competitive Bid Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Periods) shall end on the last Business Day of a calendar month.

                    "Investment" means any investment in any other Person by stock purchase, capital contribution, loan, advance, guaranty of any Indebtedness or creation or assumption of any other liability in respect of any Indebtedness of such Person (including, without limitation, any liability of any kind described in clause (i) or (ii) of the definition of the term "Indebtedness" set forth in this Section), or the transfer or sale of Property (otherwise than in the ordinary course of the business) to any other Person for less than payment in full in cash of the transfer or sale price or the fair value thereof (whichever of such price or value is higher).

                    "Invitation for Bids" means a written notice, given by the Agent to each Bank following the Agent's receipt of a proper Competitive Bid Quote Request from Borrower.

                    "Issuance Date" means, in relation to any Letter of Credit, the day on which such Letter of Credit is issued or is to be issued pursuant to this Agreement.

                    "Issuing Bank", means NCB or its successor as the Bank responsible for the issuance of Letters of Credit in accordance with Section 2.14.

                    "Late Charge" means with respect to any delinquent payment of principal or interest hereunder a fee that is equal to the greater of One Hundred and 00/100 Dollars ($100.00) or five percent (5.0%) of the delinquent payment, charged to Borrower or added to the unpaid balance of the Notes whenever any payment of principal or interest is not paid when due.

                    "Legal Requirements" means all applicable laws, rules, regulations, ordinances, judgments, orders, decrees, injunctions, arbitral awards, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, and officials and officers thereof, that are in effect now or at any time in the future.

                    "Letter of Credit" means any stand-by letter of credit issued by the Issuing Bank pursuant to this Agreement.

                    "Letter of Credit Fee" means a fee, payable to the Issuing Bank, equal to one-eighth of one percent (0.125%) of the Face Amount of each Letter of Credit, payable in advance for the issuance of each respective Letter of Credit.

                    "Letter of Credit Commission" means a commission, payable annually in advance to the Agent for the ratable benefit of the Banks, in an amount determined by multiplying the Face Amount of each Letter of Credit issued hereunder by the Libor Margin in effect as at the Issuance Date for such Letter of Credit. The Letter of Credit Commission shall be paid annually in respect of each Letter of Credit, with the first year's payment being due and payable, in advance, on the Issuance Date therefor and subsequent years' payments (each of which shall be determined by multiplying the Face Amount of such Letter of Credit by the Libor Margin then in effect) being due and payable in advance on each anniversary thereof so long as such Letter of Credit remains outstanding.

                    "Letter of Credit Usage" means, as at the date on which the same is determined, the sum of (x) the aggregate of the Face Amounts of all Letters of Credit then outstanding, plus (y) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore either reimbursed by Borrower or converted into Loans as provided in Section 2.14(e).

                    "Liabilities" means all indebtedness, obligations and other liabilities of Borrower and Borrower's Consolidated Subsidiaries, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, secured or unsecured arising by contract, operation of law or otherwise, classified as liabilities in accordance with GAAP on a balance sheet of Borrower.

                    "Libor" means the rate (rounded upward to the next highest 1/100 of 1%) obtained by dividing (x) the rate of interest per annum determined by the Agent equal to the offered rates for deposits in U.S. Dollars of one, two, three, four or six-month periods (as the case may be) commencing of the first date of the applicable Interest Period for which such rate is determined as such rate appears on the Telerate system as of 11:00 a.m. (London, England time) on the date which is two (2) Business Days preceding the first day of such Interest Period, for a period comparable to the duration of such Interest Period and in an amount comparable to the amount of the Libor Rate Loan to be outstanding during such Interest Period, by (y) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against "Libor Rate liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on Libor Rate Loans or loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.

                    "Libor Break Funding Costs" means an amount sufficient to reimburse each Bank for any and all loss, cost or expense actually incurred by such Bank as the result of the occurrence of any Libor Break Funding Event, including, without limitation,
          (i) any loss incurred in obtaining, liquidating or reemploying deposits from third parties, but excluding loss of margin for the period after any such prepayment, and (ii) the excess, if any, of the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or repaid or not borrowed for the period, beginning with the date of such payment, prepayment or repayment until the last day of the Interest Period that would otherwise have been in effect for such Libor Rate Loan, at the applicable rate of interest for such Libor Rate Loan over the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount each Bank would have bid in the London interbank market for dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period all as determined as of the date of the occurrence of the Libor Break Funding Event.

                    "Libor Break Funding Event" means any of the events or occurrences set forth in Sections 2.9(a) or 2.9(b).

                    "Libor Rate" means for each Interest Period applicable to each Libor Rate Loan, the sum of Libor plus the Libor Margin in effect as of the Draw Date for such Loan.
                    "Libor Rate Loan" means a Loan (without regard to whether the same is a Ratable Loan or a Competitive Bid Loan) which bears interest at the Libor Rate.

                    "Licenses and Permits" means all licenses, permits, registrations and recordings thereof and all applications for such licenses, permits and registrations now owned or hereafter acquired by Borrower and required or necessary for the business operations of Borrower.

                    "Lien" means any lien, mortgage, pledge, security interest, charge or other encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest.

                    "Loan Documents" mean this Agreement, the Notes and any other agreement, instrument, certificate or document now or hereafter executed in connection with or pursuant to this Agreement, including without limitation the Letter of Credit applications submitted to the Agent by the Borrower pursuant to
          Section 2.14(a) of this Agreement, as the same may be modified, amended or supplemented from time to time.

                    "Loans" mean, collectively, the revolving credit loans, (each, singly, a "Loan"), including both all Ratable Loans and all Competitive Bid Loans, made or to be made to Borrower pursuant to this Agreement.

                    "Loan Year" means a period of twelve (12) consecutive calendar months beginning on the Closing Date (if the Closing Date occurs on the first day of a calendar month; in the event that the Closing Date occurs on any day other than the first day of a calendar month, the initial Loan Year shall be deemed to commence on and as of the first day of the initial calendar month occurring after the Closing Date), and on any anniversary of such date during the pendency of this Agreement.
                    "Market Value" means, as of any date, an amount equal to the sum of (i) Borrower's Capitalized Income Value, plus (ii) fifty percent (50%) of the book value of Borrower's Assets Under Development and Raw Land, plus (iii) one hundred percent (100%) of the value of cash equivalents owned and held by Borrower (all as of the date of determination of Market Value).

                    "Maximum Commitment" means the lesser of (i) One Hundred Million Dollars ($100,000,000.00), or (ii) the sum of the Credit Commitments.

                    "MIGRA" means MIG Realty Advisors, Inc., a Florida corporation.

                    "MIGRA Transactions" means a transaction, or series of related transactions, pursuant to which MIGRA will be merged with and into Borrower and Borrower shall acquire some, or all, of the conventional apartment projects and other properties as to which MIGRA or an Affiliate of MIGRA serves as manager or advisor as of the date hereof, all as contemplated by that certain Agreement and Plan of Merger, dated as of November 4, 1998, by and between Borrower and MIGRA.

                    "Moody's" means Moody's Investors Service, Inc.

                    "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a) (3) of ERISA which is maintained for employees of Borrower or any ERISA Affiliate of Borrower.

                    "Net Income" means the net income of Borrower and Borrower's Consolidated Subsidiaries as computed in accordance with GAAP, as reported in Borrower's most recent report on Forms 10-Q or 10-K, as filed with the SEC.

                    "Net Worth" means, as of any date, Market Value as of such date less the aggregate of all then-outstanding Liabilities of Borrower and its Consolidated Subsidiaries.

                    "Notes" means, collectively, the promissory notes of Borrower in the form of Exhibit D (the "Ratable Notes") and Exhibit D-1 (the "Competitive Bid Notes"), which are to be dated, executed and delivered to Banks by Borrower on the date hereof. "Note" shall mean any one of the Notes, together with any amendment, modification, supplement or renewal thereof and with any instruments given in substitution or replacement thereof.

                    "Obligations" means, collectively, all of the indebtedness, obligations and liabilities existing on the date hereof or arising from time to time hereafter, whether direct, indirect, absolute, contingent, joint or several, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of Borrower to the Agent or any one or more of the Banks (i) in respect of the Loans made, or the Letters of Credit issued, pursuant to this Agreement; or (ii) under or in respect of any one or more of the Loan Documents. Obligations shall also include, without limitation, all interest, charges and other fees payable hereunder (or under any of the Loan Documents) by Borrower, or due hereunder (or under any of the Loan Documents) from Borrower to the Agent or any one or more of the Banks from time to time, together with all costs and expenses referred to in Section 9.5 herein.

                    "Outstanding Amount" means, at any time, the aggregate of (x) the principal balance of all Ratable Loans and Competitive Bid Loans then outstanding hereunder, plus (y) the Face Amount of all Letters of Credit then outstanding hereunder, plus (z) the amount of any draw or disbursement made under any Letter of Credit which Borrower does not convert into a Loan or otherwise reimburse to the Issuing Bank as and when required by Section 2.14, below. Notwithstanding the foregoing to the contrary, the principal balance of any Competitive Bid Loans which may be outstanding from time to time shall be excluded from the Outstanding Amount solely for the purpose of calculating the amount of the Commitment Fee.

                    "Participation Percentage" means, in relation to a particular Bank, the percentage set forth with respect to such Bank on Schedule 1.
                    "Payment Authorization" means the form substantially in the form of attached Exhibit E, executed by Borrower and delivered to Agent notifying Agent of any payment by Borrower hereunder or under the Notes, and if appropriate, authorizing Agent to debit one or more designated accounts of Borrower for such payment amount.

                    "Person" shall include an individual, company, corporation, association, partnership, joint venture, unincorporated trade or business enterprise, trust, estate, or any other legal entity, or a government (Federal, state or local), court, arbitrator or any agency, instrumentality or official of the foregoing.

                    "Prime Rate" means the rate of interest as in effect from time to time of the Agent as its prime rate at its Head Office, whether or not the Agent shall at times lend to other borrowers at lower rates of interest; if there is no such prime rate, then such other rate as may be substituted by the Agent for its Prime Rate.

                    "Prime Rate Loan" means a Ratable Loan which bears interest at the Adjusted Prime Rate.

                    "Property" means all types of real, personal, tangible, intangible or mixed property.

                    "Pro Rata Share" means, in relation to any Ratable Loan, any Letter of Credit or any other item (other than Competitive Bid Loans) arising under this Agreement, the share of any Bank in such item, which shall be in the same proportion which the aggregate amount of all of the Obligations owing to such Bank with respect to such item at such time shall bear to the aggregate amount of all of the Obligations then owing to all of the Banks with respect to such item, net of any and all charges or fees due and payable to the Agent under the Loan Documents.

                    "Rate Option" means the Prime Rate or the Libor Rate.

                    "Ratable Loans" means those Loans, other than Competitive Bid Loans, made or to be made to Borrower under this Agreement.

                    "Raw Land" means all parcels of unimproved and undeveloped real property owned by Borrower or any of its Consolidated Subsidiaries. For the purposes of this Agreement, Raw Land shall be valued at the then-current book value thereof (as determined in accordance with GAAP).

                    "Real Estate Project" means any income producing, multi-family apartment project to be acquired or renovated, or to be the subject of temporary "bridge" financing, with the proceeds of any Loan, as contemplated by Section 2.8(a), below.

                    "REIT" means a qualified real estate investment trust, as defined in the Code.

                    "Request For Advance" means the form, substantially in the form of attached Exhibit F, to be executed by Borrower and delivered to the Agent, requesting an advance of Loan proceeds hereunder, and, among other items, notifying the Agent of Borrower's intended use of such Loan proceeds.

                    "Request for Issuance of Letter of Credit" means the form, substantially similar to that which is attached hereto as Exhibit G, to be executed by Borrower and delivered to the Agent, requesting the issuance of a Letter of Credit and providing the information required in connection therewith by Section 2.14(a), below.

                   "Required Banks" means those Banks having sixty-six and two-thirds percent (66-2/3%) of the aggregate of all Banks' Credit Commitments.

                    "S&P" means Standard & Poor's, a division of McGraw-Hill, Inc.

                    "SEC" means the Securities and Exchange Commission or any successor agency.

                    "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                    "Secured Debt" means any Indebtedness for Borrowed Money which is secured by any Lien upon any property or asset and any judgment lien in excess of $250,000 upon any property or asset.
                    "Service EBITDA" means, for any fiscal period of Borrower, that portion of Borrower's EBITDA which is attributable (in accordance with GAAP) to payments received by Borrower for its performance of services.

                    "Subsidiary" means any corporation in which Borrower (or a Subsidiary of Borrower) owns at least a majority of the securities having voting power for the election of directors.

                    "Termination Date" means the earliest of (i)
          September 26, 1998, subject to extension in accordance with
          Section 2.1(c), below; or (ii) the date upon which the entire outstanding principal balance of the Notes shall become due pursuant to the provisions hereof (whether as a result of acceleration by the Agent or the Required Banks or otherwise);
          (iii) the date on which the Credit Commitments shall terminate by virtue of Borrower's exercise of its option under Section 2.15, below; or (iv) the date upon which the Credit Commitments terminate pursuant to Section 7.2 hereof.

                    "Unencumbered Debt" means all Indebtedness for Borrowed Money which is not Secured Debt.

                    "Unencumbered EBITDA" means, for any fiscal quarter of Borrower, the aggregate of Service EBITDA for such period (not to exceed $375,000) and that portion of EBITDA which is attributable, under GAAP, to earnings derived from Unencumbered Real Estate Assets.

                    "Unencumbered Real Estate Assets" means all real estate projects (including Raw Land, Assets Under Development and income-producing apartment projects) owned by Borrower or any of Borrower's Consolidated Subsidiaries which are not subject to any Lien securing an obligation for the payment of money (other than real property taxes and assessments which are not then due and payable and Liens in favor of mechanics or material vendors which are being contested in accordance with the terms of this Agreement).

                                      ARTICLE 2.

                                      THE LOANS

                    Section 2.1 Commitments. (a) Each Bank, severally and not jointly, agrees, upon the terms and subject to the conditions contained in this Agreement, to make Ratable Loans to Borrower and to issue, or participate as hereinafter provided in the issuance of, the Letters of Credit for Borrower, from time to time prior to the Termination Date. The principal amount of each Bank's Pro Rata Share of each Ratable Loan shall be equal to such Bank's Participation Percentage of the aggregate principal amount of such Loan, and the amount of each Bank's Pro Rata Share in each Letter of Credit shall be equal to such Bank's Participation Percentage of the Face Amount of such Letter of Credit.

                    (b) From and after the Closing Date the Agent shall have the right to sell interests in this Agreement to additional lenders who shall become Banks under this Agreement; provided, however, that (x) the Agent shall not accept additional lenders if as a result of such addition the Maximum Commitment shall exceed One Hundred Million Dollars ($100,000,000.00), without the consent of Borrower and of all Banks; (y) such additional lenders shall be financial institutions having the authority to perform the obligations and exercise the rights of Banks hereunder; and
          (z) the amount of any such additional lender's Credit Commitment shall equal or exceed Five Million Dollars ($5,000,000). Such additional lenders becoming Banks hereunder shall execute and deliver to the Agent an Assumption Agreement in the form of Exhibit H hereto, and the Agent shall have the right, without further consent of the Banks or Borrower, to amend, substitute and replace Schedule 1 hereto in order to reflect the Credit Commitment of such additional lenders. Upon Borrower's receipt of notification that a Bank has executed an Assumption Agreement, Borrower shall execute and deliver to the Agent: (i) an acknowledgment confirming the resulting amendment to Schedule 1;
          (ii) a Note and a Competitive Bid Note in the amount of such Bank's Credit Commitment; and (iii) a reaffirmation of the representations and warranties set forth in Article 4 hereof. Borrower's failure to execute such acknowledgment to the Assumption Agreement shall not in any way diminish or alter its obligations to such Bank, and such Bank shall have no duties or obligations hereunder until it has received from Borrower a Note in the amount of its Credit Commitment. If the additional lender becoming a Bank pursuant to this 2.1(b) is replacing a lender which was theretofore a Bank, the Bank being so replaced shall surrender the Note previously issued to it by Borrower, concurrently with the payment in full of the indebtedness evidenced by such Note (together with all accrued but unpaid interest thereon) and with Borrower's execution and delivery to the new Bank of the Note required of it pursuant to clause (ii), above.

                    (c) Provided that there is not then (or on the commencement of the extension term resulting from Borrower's exercise of the extension option set forth in this
          Section 2.1(c)) any Event of Default hereunder or under any other Loan Document, and no circumstance which would, with the passing of time or delivery of notice (or both) constitute such an Event of Default, Borrower may extend the Termination Date for successive and consecutive periods of one (1) year each, provided, as to each instance (x) that Borrower shall exercise such option by providing the Agent and each Bank with written notice of its election to do so not earlier than one hundred twenty (120) days, nor later than thirty (30) days prior to the first (or, if the Termination Date has theretofore been extended to permit the same, each successive) anniversary of the Closing Date; and (y) that the Agent and all of the Banks shall elect, in their discretion, to consent to each such extension of the Termination Date.

                    Section 2.2 Making the Ratable Loans. (a) Each Bank will, subject to the terms and conditions of this Agreement, make an amount equal to its Participation Percentage in each Ratable Loan available to Borrower at such times and in such amounts as shall be requested by Borrower in compliance with Section 2.13, below. Borrower may, subject to the terms and conditions of this Agreement, borrow on a revolving basis from the Banks from time to time until the Termination Date sums, the outstanding amount of which shall not, when added to the Letter of Credit Usage and the outstanding principal balance of all Competitive Bid Loans, exceed the Maximum Commitment at any time. Each Ratable Loan shall be in an amount equal to or greater than One Million Dollars ($1,000,000.00); provided, however, (i) with regard to each Bank individually, the aggregate sum of each such Bank's Pro Rata Share of all outstanding Ratable Loans and its Pro Rata Share of the Letter of Credit Usage shall not exceed such Bank's Credit Commitment; and (ii) with regard to the Banks collectively, the aggregate sum of all Loans and the Letter of Credit Usage shall not exceed the Maximum Commitment. The Borrower may borrow, repay and reborrow hereunder on and after the date hereof until the Termination Date, subject to the terms, provisions and limitations set forth herein.

                    (b) The absolute and unconditional obligation of Borrower to repay to each Bank such Bank's respective Pro Rata Share of the principal of each Ratable Loan and the interest thereon, as well as Borrower's absolute and unconditional obligation to repay such Bank's respective Pro Rata Share of the Face Amount of each Letter of Credit together with any disbursements made under any Letter of Credit, as and when required as hereinafter provided, shall be evidenced by a separate Note for each Bank in the amount of its respective Credit Commitment dated as of the Closing Date, and substantially in the form of Exhibit D annexed to this Agreement. All payments under the Notes shall be made to the Agent at its Head Office, for the account of Banks; the Agent shall allocate all payments received from Borrower among all Banks in accordance with each Bank's Pro Rata Share.

                    Section 2.3  Competitive Bid Loans.

                         (a) General Provisions.

                              (i)  In addition to Ratable Loans made
          pursuant to this Agreement, but subject to the other terms and conditions hereof (including, without limitation, the requirement that the aggregate Outstanding Amount -- which for the purposes of this Section 2.3 shall include the outstanding principal amount of all Competitive Bid Loans -- not exceed the Maximum Commitment at any time), Borrower may, provided that there is then no Default or Event of Default hereunder, from time to time prior to the Termination Date request the Banks to make offers to make Competitive Bid Loans to Borrower. Each Bank may (but shall not be obligated to) make such offers in response to Borrower's written request therefor given in accordance with the procedures set forth herein. Borrower may (but shall not be obligated to) accept such offers in the manner provided in this Section 2.3. All of the Competitive Bid Loans shall be evidenced by the Competitive Bid Notes.

                              (ii) No Competitive Bid Loan shall affect or limit the obligation of the Bank making such Competitive Bid Loan to continue to fund its entire Participation Percentage of all Ratable Loans and to participate in the issuance of all Letters of Credit thereafter made or issued hereunder, notwithstanding that the aggregate of (x) the outstanding principal balance of all Competitive Bid Loans made by such Bank, and (y) such Bank's Pro Rata share of all Ratable Loans and all Letters of Credit made or issued hereunder may exceed such Bank's Credit Commitment. No Bank may, at any time, have outstanding Competitive Bid Loans hereunder in an aggregate amount greater than such Bank's Credit Commitment. The aggregate principal balance of all Competitive Bid Loans which may be outstanding at any time shall not exceed fifty percent (50%) of the Maximum Commitment. Borrower may not make more than three (3) requests for Competitive Bid Loans in any period of thirty (30) consecutive days, or more than one (1) request for Competitive Bid Loans in any ten (10) day period (without regard to whether such requests are made by means of Competitive Bid Quote Requests to the Agent or Direct Invitations to Bid issued by Borrower to all of the Banks). Each request made by Borrower for Competitive Bid Loans (whether by means of its Competitive Bid Quote Requests to the Agent or Direct Invitations to Bid issued directly to all of the Banks) may invite offers to bid for as many as two (2) Competitive Bid Loans. Notwithstanding any other provisions of this Agreement to the contrary, no Competitive Bid Loan may be continued at the expiration of its stated Interest Period; all
          Competitive Bid Loans shall, if not repaid at the end of the applicable Interest Period, either be replaced by a Ratable Loan or by another Competitive Bid Loan made in accordance with and subject to the terms and conditions of this Agreement.

                         (b) Funding the Competitive Bid Loans. Each Bank making a Competitive Bid Loan shall place at the disposal of the Agent, at the Agent's Head Office not later than 12:00 noon Cleveland time on the Draw Date for such Competitive Bid Loan, the principal amount of such Competitive Bid Loan in immediately available and freely transferrable funds. Provided that the conditions precedent applicable to such Loan under Article 3 of this Agreement shall be satisfied as at such Draw Date, the Agent shall disburse the proceeds of such Competitive Bid Loan to Borrower at the time and in the manner provided at Section 2.13 of this Agreement.

                         (c)  Competitive Bid Loans Administered by
          the Agent.
                              (i)  If Borrower elects to have the Agent
          administer the solicitation and acceptance of offers to make Competitive Bid Loans, Borrower shall provide the Agent with written notice of such election, accompanied by Borrower's completed Competitive Bid Quote Request, by telecopy for the Agent's receipt not later than 9:00 A.M., Cleveland time, at least five (5) Business Days before the proposed Draw Date for each Competitive Bid Loan so requested. Each Competitive Bid Quote Request submitted by Borrower shall specify:

                                   (1)  the proposed Draw Date and the
               proposed Interest Period for each Competitive Bid Loan so requested; and

                                   (2)  the requested principal amount of
               each such Competitive Bid Loan, which shall be in whole multiples of One Million Dollars ($1,000,000) and shall in no case be less than Five Million Dollars ($5,000,000).

          The Agent shall reject any Competitive Bid Quote Request which does not comply in all material respects with the form of Competitive Bid Quote Request appended as Exhibit B or which is not given as and when provided above; such rejection shall be confirmed by written notice from the Agent to Borrower by telecopy promptly after it occurs.

                              (ii)  Not later than 1:00 p.m., Cleveland
          time, on the same Business Day on which it receives a proper Competitive Bid Quote Request from Borrower, the Agent shall provide each Bank, by telecopy, with an Invitation for Bids consistent with the Competitive Bid Quote Request to which it pertains, reflecting Borrower's request to each Bank for its submission of a Competitive Bid Quote responsive to such Competitive Bid Quote Request. Each Bank may, in its discretion (but shall have no obligation to), submit its Competitive Bid Quote in response to such Invitation in accordance with the procedure set forth herein. Each Competitive Bid Quote shall be furnished to the Agent, by telecopy, not later than 1:00 p.m. Cleveland time at least four (4) Business Days before the proposed Draw Date for each requested Competitive Bid Loan. Notwithstanding the foregoing to the contrary, as to each Competitive Bid Loan procedure which is administrated by the Agent and for so long as NCB shall serve as the Agent hereunder, NCB may, in its capacity as a Bank, submit Competitive Bid Quotes only by providing Borrower with written notice of its election to do so, along with its Competitive Bid Quote, by telecopy, at least one-half hour before the relevant deadline for submission of Competitive Bid Quotes by the other Banks. All Competitive Bid Quotes shall be irrevocable once given, provided, however, that any Bank which submits a Competitive Bid Quote which contains a manifest error may supplement such Competitive Bid Quote at any time prior to the Agent's transmission of its written notice to Borrower describing the Competitive Bid Quotes received by the Agent and including such original Competitive Bid Quote by providing the Agent, by telecopy, with a corrective Competitive Bid Quote (a "Corrective Quote") otherwise in accordance with the foregoing criteria, together with express written notice that such Corrective Quote is submitted for the purpose of correcting a manifest error in such Bank's original Competitive Bid Quote.

                              (iii) Each Competitive Bid Quote shall be in the form attached hereto as Exhibit A, shall identify the Bank making such quote, shall constitute an offer by the Bank submitting such Competitive Bid Quote to make a Competitive Bid Loan to Borrower in the entire principal amount set forth in the application to Bid (or in such lesser principal amount as may result from apportionment by the Agent as hereinafter provided) and shall specify the following additional information:

                                   (1)  the proposed Draw Date and the
                    proposed Interest Period for the Competitive Bid Loan contemplated thereby (which shall in each case correspond to those requested in the relevant
                    Invitation for Bids); and

                                   (2)  the Competitive Libor Bid Rate for
                    such Competitive Bid Loan.

          The Agent shall reject Competitive Bid Quotes which are submitted after the applicable deadline as set forth above, which fail to include all of the information required above, which include additional or different terms than those requested in the applicable Invitation for Bids or which deviate in any fashion from the form of Competitive Bid Quote (by addition of qualifying language or otherwise) attached hereto as Exhibit A. The Agent shall not disclose the contents of any Bank's Competitive Bid Quote to any other Bank prior to the Agent's receipt of Borrower's Competitive Bid Borrowing Notice.

                              (iv) At or before 5:00 p.m., Cleveland time, at least four (4) Business Days before the proposed Draw Date for each Competitive Bid Loan for which the Agent shall have received timely and proper Competitive Bid Quotes (or Corrective Quotes) submitted in accordance with the foregoing procedures, the Agent shall provide Borrower with written notice thereof, by telecopy. Such notice shall describe the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period for which Competitive Bid Loans were requested in the relevant Bid Request and the respective principal amounts and Competitive Libor Bid Rates so offered.

                              (v) Borrower may accept offers to make
          Competitive Bid Loans only by providing the Agent with written notice, by telecopy, of its election to accept such offers not later than 11:00 a.m., Cleveland time, at least three (3) Business Days before the proposed Draw Date for any Competitive Bid Loan. Such notice (a "Competitive Bid Borrowing Notice") shall specify the aggregate principal amount of the offers so accepted and the applicable interest rate therefor. Borrower's failure to provide its Competitive Bid Borrowing Notice as and when specified in the preceding sentence shall constitute Borrower's unqualified rejection of all such offers. Borrower may accept any proper Competitive Bid Quote provided that:

                                   (1)  the aggregate principal amount of
               all Competitive Bid Loans to be disbursed on a specified Draw Date may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                                   (2)  acceptance of offers may only be
          made on the basis of the Competitive Libor Bid Rates set forth in such offers; and

                                   (3)  Borrower may not accept any offer
          that fails to comply with the requirements of this Agreement.

                              (vi)  If two or more Banks shall make
          Competitive Bid Quotes having identical Competitive Libor Bid Rates, the Agent shall apportion the principal amount of all such Competitive Bid Loans among such Banks in proportion to the respective Credit Commitments of the Banks submitting identical Competitive Bid Quotes (which shall be rounded upwards to the nearest multiple of $1,000.00). Allocations by the Agent of the amounts of Competitive Bid Loans shall be binding and conclusive, absent manifest error. The Agent shall, not later than 5:00 p.m., Cleveland time, on the third Business Day before the applicable Draw Date, notify each Bank of its receipt of a Competitive Bid Borrowing Notice and the principal amounts of the Competitive Bid Loans allocated to each participating Bank.

                              (vii)  Borrower shall pay the Agent an
          administrative fee (the "Competitive Bid Fee") in the amount of One Thousand Two Hundred Fifty Dollars ($1,250) for each Competitive Bid Quote Request transmitted by Borrower to the Agent pursuant to this Section 2.4(c). Each Competitive Bid Fee shall be deemed to have been earned by the Agent with respect to each Agent-administered Competitive Bid Loan solicitation process (without regard to whether any Bank shall issue or Borrower shall accept any Competitive Bid Quote in response thereto, or to whether any Competitive Bid Loan resulting from such Competitive Bid Request shall be funded). The Competitive Bid Fee in respect of each such process may be deducted from the proceeds of each Agent-administered Competitive Bid Loan; Borrower and each Bank hereby expressly authorize the Agent to deduct its Competitive Bid Fee from the proceeds of each such Competitive Bid Loan.

                         (d)  Competitive Bid Loans Administered
          by Borrower. (i) Borrower may request offers to make Competitive Bid Loans from all (but not less than all) of the Banks directly by providing each Bank and the Agent with its Direct Invitation to Bid not later than 1:00 p.m., Cleveland time, at least five
          (5) Business Days before the proposed Draw Date for the Competitive Bid Loans described therein. Each Direct Invitation to Bid shall specify:

                                   (1) the proposed Draw Date and the
               proposed Interest Period for the Competitive Bid Loan so requested;

                                   (2) the requested principal amount of
               such Competitive Bid Loan, which shall be in whole multiples of One Million Dollars ($1,000,000) and shall in no case be less than Five Million Dollars ($5,000,000).

                              (ii) Each Bank may, in its discretion (but shall have no obligation to), submit its Competitive Bid Quote in response to such Direct Invitation in accordance with the procedure set forth herein. Each Competitive Bid Quote shall be furnished to Borrower, by telecopy, not later than 1:00 p.m. Cleveland time at least four (4) Business Days before the proposed Draw Date for each requested Competitive Bid Loan. All Competitive Bid Quotes shall be irrevocable once given, provided, however, that any Bank which submits a Competitive Bid Quote which contains a manifest error may supplement such Competitive Bid Quote at any time prior to the Borrower's acceptance of such original Competitive Bid Quote by providing Borrower, by telecopy with a Corrective Bid otherwise in accordance with the foregoing criteria, together with express written notice that such Corrective Bid is submitted for the purpose of correcting a manifest error in such Bank's original Competitive Bid Quote. Each Competitive Bid Quote shall identify the Bank making such quote, shall constitute an offer by the Bank submitting such Competitive Bid Quote to make a Competitive Bid Loan to Borrower in the entire principal amount set forth in the applicable Direct Invitation to Bid (or in such lesser principal amounts as may result from apportionment by the Borrower as hereinafter provided and shall specify the following additional information:

                                   (1)  the proposed Draw Date and the
                    proposed Interest Period for the Competitive Bid Loan contemplated thereby (which shall in each case correspond to those requested in the relevant Direct Invitation for Bids);

                                   (2)  the Competitive Libor Bid Rate for
                    such Competitive Bid Loan; and

          Borrower shall reject Competitive Bid Quotes which are submitted after the applicable deadline as set forth above, which fail to include all of the information required above, which include additional or different terms than those requested in the applicable Invitation for Bids or which deviate in any fashion from the form of Competitive Bid Quote (by addition of qualifying language or otherwise) attached hereto as Exhibit B. Borrower shall notify any Bank whose Competitive Bid Quote is so rejected by telecopy promptly after such rejection. Borrower shall not disclose the contents of any Bank's Competitive Bid Quote to any other Bank prior to Borrower's acceptance of offers to make Competitive Bid Loans as provided in the following paragraph.

                              (iii) Borrower may accept offers to make
          Competitive Bid Loans only by providing the Agent and each Bank with written notice, by telecopy, of its acceptance or rejection of the offers submitted to it in response to its Direct Invitation to Bid not later than 11:00 a.m., Cleveland time, at least three (3) Business Days before the proposed Draw Date for any Competitive Bid Loan. Borrower's failure to provide such notice as and when specified in the preceding sentence shall constitute Borrower's unqualified rejection of all such offers. Each acceptance notice shall specify the aggregate principal amount of the offers so accepted and the applicable interest rate therefor. Borrower may accept any proper Competitive Bid Quote, provided that:

                                   (1)  the aggregate principal amount of
               all Competitive Bid Loans to be disbursed on a specified Draw Date may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                                   (2)  acceptance of offers may only be
               made on the basis of the Competitive Libor Bid Rates set forth in such offers; and

                                   (3)  Borrower may not accept any offer
               that fails to comply with the requirements of this Agreement.

                              (iv)  If two or more Banks shall make
          Competitive Bid Quotes having identical Competitive Libor Margins, Borrower shall apportion the principal amount of all such Competitive Bid Loans among such Banks in proportion to the respective principal amounts offered by such Banks in their respective Credit Commitments of the Banks submitting identical Competitive Bid Quotes (which shall be rounded upwards to the nearest multiple of $1,000). Allocations by Borrower of the amounts of Competitive Bid Loans shall be binding and conclusive, absent manifest error.

                    Section 2.4  Interest Payable on the Loans.

                    (a) Method of Selecting Rate Options and Interest Periods. Borrower shall select the Rate Option for each Ratable Loan and shall select the Interest Period applicable to each Ratable Libor Rate Loan from time to time. Borrower shall give the Agent its irrevocable Request For Advance not later than 1:00 p.m. Cleveland time at least one (1) Business Day before the Draw Date of each Ratable Prime Rate Loan and three (3) Business Days before the Draw Date for each Ratable Libor Rate Loan, specifying:

                    (i) the Draw Date (which shall be a Business Day) for such Loan;

                    (ii)  the aggregate amount of such Loan;

                    (iii)  the Rate Option selected for such Loan; and

                    (iv) in the case of each Libor Rate Loan, the Interest Period applicable thereto.

          Each Libor Rate Loan shall bear interest from and including the first day of the Interest Period applicable thereto until (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Libor Rate Loan. Borrower shall select Interest Periods with respect to Libor Rate Loans so that it is not necessary to pay a Libor Rate Loan prior to the last day of the applicable Interest Period in order to repay the Loans on the Termination Date. Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may elect to continue a Ratable Loan (but not a Competitive Bid Loan) as a Ratable Libor Rate Loan by giving irrevocable written, telephonic or telegraphic notice thereof to the Agent not less than three (3) Business Days prior to the last day of the then-current Interest Period applicable to such Ratable Libor Rate Loan, specifying the duration of the succeeding Interest Period therefor. The continuation of any Ratable Libor Rate Loan as provided in the preceding sentence shall constitute the making of a new Libor Rate Loan in the principal amount of the Ratable Libor Rate Loan so continued and for the Interest Period selected as described above; the Draw Date for such new Libor Rate Loan shall be the first Business Day following the expiration of the Interest Period of the Loan so continued. If the Agent does not receive timely notice of such election, Borrower shall be deemed to have elected to convert such Libor Rate Loan to a Prime Rate Loan at the end of the then-current Interest Period. Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may, on any Business Day, convert any outstanding Prime Rate Loan, or portion thereof, into a Libor Rate Loan in the same aggregate principal amount. If Borrower desires to convert a Prime Rate Loan, it shall give the Agent prior written, telephonic or telegraphic notice at least three (3) Business Days prior to the requested conversion date, which notice shall specify the duration of the Interest Period applicable thereto.

                    (b) Determination of Adjusted Prime Rate. The Agent shall determine the Adjusted Prime Rate in effect from time to time. Any change in the Adjusted Prime Rate shall, for all purposes of this Agreement and the other Loan Documents, become effective on the effective date of such change in the Prime Rate as announced by the Agent in accordance with the Agent's customary practices.

                    (c)  Payments.

                    (i) Borrower shall pay to the Agent, for the account of the Banks in accordance with their respective Pro Rata Shares, monthly in arrears on the last Business Day of each month beginning with the month following the month in which the Closing Date occurs, interest on the outstanding principal amount of the Adjusted Prime Rate Loans at the annual rate equal to the Adjusted Prime Rate; provided, however, that if Borrower elects, pursuant to the final paragraph of Section 2.4(a), to convert a Prime Rate Loan, or any portion thereof, to a Libor Rate Loan, Borrower shall pay to the Agent, for the account of the Banks in accordance with their respective Pro Rata Shares, all accrued but unpaid interest on the Prime Rate Loan, or such portion thereof, being converted, for the period commencing on the date of the last payment date under this paragraph 2.4(c)(i) and concluding on the day immediately preceding the first day of the Interest Period for the Libor Rate Loan into which the Prime Rate Loan is converted.

                    (ii) Borrower shall pay to the Agent, for the account of the Banks in accordance with their respective Pro Rata Shares, interest, in arrears, on the outstanding principal amount of the Ratable Libor Rate Loans at the annual rate equal to the Libor Rate. Such interest shall be due and payable on the last Business Day of the applicable Interest Period for each Libor Rate Loan having an Interest Period of ninety (90) days or less; for all other Libor Rate Loans, interest shall be payable, in arrears as aforesaid, on (x) that Business Day which is ninety (90) days after the respective Draw Dates for such Libor Rate Loans; and (y) on the final day of the Interest Period therefor.

                    (iii) Borrower shall pay to the Agent, for the account of each Bank having a Competitive Bid Loan outstanding to Borrower, interest, in arrears, on the outstanding principal balance of the Competitive Bid Loans at the annual rate equal to the Competitive Libor Bid Rate applicable to such Competitive Bid Loans. Such interest shall be due and payable on the last business day of the applicable Interest Period for each Competitive Bid Loan having an Interest Period of ninety (90) days or less; for all other Competitive Bid Loans, interest shall be payable, in arrears as aforesaid, on (x) that Business Day which is ninety
                    (90) days after the respective Draw Dates for such Competitive Bid Loans; and (y) on the final day of the Interest Period therefor.

                    (d) Interest on Overdue Payments; Default Interest Rate. If any payment of principal or interest, or any drawing or disbursement made under any Letter of Credit, is not paid when due, or prior to the expiration of the applicable period of grace (if any) therefor, the Agent, upon the request of the Required Banks, may charge and collect from Borrower, or may add to the unpaid balance of the Notes, a Late Charge. The Agent may charge interest on the Late Charge at the Default Interest Rate until such time as the required payment of principal and interest (together with the Late Charge) is paid hereunder. Any Late Charge charged and collected by the Agent shall be distributed to the Banks in accordance with their respective Pro Rata Shares. Any Late Charge charged and collected by the Agent in respect of any Competitive Bid Loan shall be distributed to the Banks making such Loan in proportion to their respective shares in such Competitive Bid Loans. No failure by the Agent to charge or collect any Late Charge in respect of any delinquent payment shall be considered to be a waiver by the Agent or the Banks of any rights they may have hereunder, including without limitation the right subsequently to impose a Late Charge for such delinquent payment or to take such other actions as may then be available to them hereunder or at law or in equity, including but not limited to the right to terminate the Credit Commitments or to accelerate the Obligations pursuant to the terms of
          Section 7.2 hereof. If the Notes have been accelerated pursuant to Section 7.2(b), or if an Event of Default hereunder or under any other Loan Document shall have occurred and be continuing, the outstanding principal balance of the indebtedness advanced under this Agreement, together with all accrued interest thereon and any and all other Obligations, shall bear interest from the date on which such amount shall have first become due and payable to the date on which such amount shall be paid (whether before or after judgment) at the Default Interest Rate. Interest at the Default Interest Rate will continue to accrue and will (to the extent permitted by applicable law) be compounded daily until the Obligations in respect of such payment are discharged (whether before or after judgment).

                    Section 2.5  Repayments and Prepayments of Principal.

                    (a) Repayments of Certain Loans. Borrower shall pay to the Agent, for the account of Banks in accordance with their respective Pro Rata Shares, within one (1) year from the Draw Date for such Loans, the amount of any and all Ratable Loans made to provide "bridge" or temporary financing in accordance with
          Section 2.8(a)(iv) below.

                    (b) Optional Prepayments. Without derogating from the mandatory prepayment requirements contained in Section 2.5(c) hereof, Borrower shall have the right to prepay the principal of the Loans in full or in part at any time and from time to time upon payment to Agent of all accrued interest to the date of payment; provided, however, that (i) all partial payments of principal shall be in an amount equal to or greater than Five Hundred Thousand and 00/100 Dollars ($500,000.00); and (ii) all Loans may be prepaid without penalty or premium; if Borrower shall prepay any Libor Rate Loan on a day other than the final day of the applicable Interest Period therefor, such prepayment must include an amount equal to the aggregate Libor Break Funding Costs applicable to or resulting from such prepayment in accordance with Section 2.9, below.

                    (c)  Mandatory Prepayments.

                    (i) If at any time the Outstanding Amount exceeds the Maximum Commitment, Borrower shall immediately prepay all sums in excess of the Maximum Commitment.

                    (ii) If (and on each occasion that) Borrower receives any proceeds from the refinancing of any Real Estate Project which is acquired or financed (in whole or in part) with proceeds of any Loan, or which is financed, in whole or part, by any financing supported by any Letter of Credit issued hereunder, Borrower shall, concurrently with the consummation of such refinancing, prepay an amount equal to the lesser of (x) the proceeds of such refinancing which would otherwise have been payable to Borrower, net of the reasonable and customary costs and out-of-pocket expenses incurred by Borrower in connection with such refinancing transaction (the "Net Refinancing Proceeds"); or
                    (y) the aggregate of all Loans made pursuant to this Agreement in respect of such Real Estate Project; or
                    (z) the Face Amount of any Letters of Credit supporting any financing for such Real Estate Project. In any instance in which any such Real Estate Project is financed both by the proceeds of Loans and by other financing which is supported by Letters of Credit issued pursuant to this Agreement, the amount of the mandatory prepayment which shall be required under this
                    Section 2.5(c)(ii) shall be the lesser of (aa) the Net Refinancing Proceeds of such Real Estate Project, or
                    (bb) the aggregate of all Loans and the Face Amount of all Letters of Credit issued in respect of, or supporting any financing for, such Real Estate Project.

                    (iii) If (and on each occasion that) a drawing or disbursement is made under a Letter of Credit and Borrower shall not reimburse the Issuing Bank therefor (either by causing the amount of such drawing or disbursement to be converted into a Loan or by paying the Issuing Bank the amount of such drawing or disbursement in immediately available funds), as and when required by Section 2.14, below, Borrower shall immediately repay an amount equal to the amount of such drawing or disbursement, together with interest thereon at the rate contemplated by Section 2.14, below.

                    (d) Application of Prepayments. Any prepayment under the Notes shall be applied by the Agent as set forth in Section
          2.6 hereof. To the extent that any prepayment shall be applied to a Libor Rate Loan, the Agent shall (unless such prepayment shall result from the acceleration of the Notes following the occurrence of an Event of Default by Borrower) retain such amount until the expiration of the Interest Period applicable to such Libor Rate Loan, and shall apply such payment at such time so as to minimize the Libor Break Funding Costs otherwise applicable to such prepayment, unless specifically instructed by Borrower to pay, repay or prepay such Libor Rate Loan and nonetheless incur the applicable Libor Break Funding Cost.

                    (e) Maturity. Subject to the terms and conditions of this Agreement, Borrower will be entitled to reborrow all or any part of the principal of the Notes repaid or prepaid prior to the termination of the Credit Commitments. The Credit Commitments shall terminate, and all of the indebtedness evidenced by each Note shall, if not sooner paid, be in any event absolutely and unconditionally due and payable in full by Borrower on the Termination Date.

                    (f) Notice of Prepayments of Principal. Borrower will provide the Agent at least (1) one Business Day's advance, written notice of Borrower's intention to make any voluntary prepayment of principal. Such notice shall be irrevocable and shall specify the date of prepayment and the aggregate amount to be paid. The Agent will promptly notify each Bank of its receipt of such notice.

                    Section 2.6  Payments and Computations.

                    (a)  Time and Place of Payments.  Except as
          specifically provided to the contrary in Section 2.14, below, each payment to be made by Borrower under this Agreement or any other Loan Document shall be made directly to the Agent at its Head Office, not later than 12:00 noon Cleveland Time, on the due date of each such payment, in immediately available and freely transferrable funds. Any payment received after such time will be deemed to have been received on the next Business Day. All payments of interest, principal and all other amounts owing hereunder or under the Notes or any other Loan Document shall be documented by Borrower's transmitting to the Agent, via telecopy, a Payment Authorization; the funds representing such payment shall be transferred to the Agent in accordance with such Payment Authorization. On the same Business Day that it receives (or is deemed to receive) payments hereunder the Agent will distribute (or cause to be distributed) to each Bank, in immediately available and freely transferrable funds: (x) such Bank's Pro Rata Share of such payments in respect of all items other than payments under Competitive Bid Loans, and (y) such Bank's share of all payments on account of any Competitive Bid Loans made by such Bank or in which such Bank has participated.

                    (b) Application of Funds. Notwithstanding anything herein to the contrary, and notwithstanding anything set forth in the Payment Authorization, the funds received by the Agent with respect to the Obligations shall be applied as follows:

                    (i) No Default. Provided that the Notes have not been accelerated pursuant to Section 7.2(b), below, and provided further that no Event of Default hereunder or under any Loan Document shall have occurred and be continuing at the time that the Agent receives such funds, in the following manner: (a) first, to the payment of all fees, charges, and other sums (other than principal and interest) then due and payable to the Agent or the Banks under the Notes, this Agreement or the other Loan Documents; (b) second, to the payment of all accrued but unpaid interest at the time of such payment; and (c) third, to the payment of principal as allocated by Borrower between Competitive Bid Loans and Ratable Loans, with principal payments in respect of the latter to be apportioned among the Banks in accordance with their respective Pro Rata Shares.

                    (ii) Default. If the Notes have been accelerated pursuant to Section 7.2(b), or if an Event of Default hereunder shall have occurred and be continuing hereunder or under the Notes or any of the other Loan Documents at the time the Agent receives such funds, in the following manner: (a) first to the payment or reimbursement of the Banks and the Agent for all costs, expenses, disbursements and losses which shall have been incurred or sustained by the Banks or the Agent in or incidental to the collection of the Obligations owed by Borrower hereunder or the exercise, protection, or enforcement by the Banks or the Agent of all or any of the rights, remedies, powers and privileges of the Banks and the Agent under this Agreement, the Notes, or any of the other Loan Documents and in and towards the provision of adequate indemnity to the Agent and any of the Banks against all taxes or Liens which by law shall have, or may have priority over the rights of the Agent or the Banks in and to such funds; and (b) second to the payment of all of the Obligations in accordance with Section 2.6(b)(i) above, provided, however, that in such case the principal of, and interest in respect of, the Obligations shall be allocated among the Banks in accordance with their respective Funded Percentages.

                    (c) Payments on Business Days. If any sum would (but for the provisions of this Section 2.6(c)) become due and payable on any day which is not a Business Day, then such sum shall become due and payable on the next succeeding Business Day, and interest payable on such sum shall continue to accrue and shall be adjusted by the Agent accordingly.

                    (d) Computation of Interest. All computations of interest payable under this Agreement, the Notes, or any of the other Loan Documents shall be computed by the Agent on the basis of the actual principal amount outstanding on each day during the payment period, and shall be calculated on the basis of the actual number of days elapsed during such period on the basis of a year consisting of three hundred and sixty (360) days. The daily interest charge shall be one three-hundred-sixtieth (1/360th) of the annual interest amount. Each determination of any interest rate by the Agent shall be conclusive and binding in the absence of manifest error. Absent manifest error, a certificate or statement signed by an authorized officer of the Agent shall be conclusive evidence of the amount of the Obligations due and unpaid as of the date of such certificate or statement.

                    Section 2.7 Payments to be Free of Deductions. Each sum to be paid by Borrower under this Agreement, any Note, or any of the other Loan Documents shall be made in accordance with
          Section 2.6 hereof, without set-off, deduction or counterclaim whatsoever, and free and clear of taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any governmental or taxing authority, unless Borrower is compelled by law to make any such deduction or withholding. In the event that any such obligation to deduct or withhold is imposed upon Borrower with respect to any such payment: (a) Borrower shall be permitted to make the deduction or withholding required by law in respect of such payment, and (b) there shall become and be absolutely due and payable by Borrower to the Agent or such Bank on the date on which the said payment shall become due and payable, and Borrower hereby promises to pay to the Agent or such Bank on such date, such additional amount as shall be necessary to enable the Agent or such Bank to receive the same net amount which the Agent or such Bank would have received on such due date had no such obligation been imposed by law. Notwithstanding the foregoing to the contrary, this
          Section 2.7 shall not apply in the case of any deductions or withholdings made in respect of taxes charged upon or by reference to the overall net income, profits or gains of the Agent or any Bank.

                    Section 2.8  Use of Proceeds.

                    (a) Permitted Uses of Loan Proceeds. Borrower represents, warrants and covenants to the Agent and to each Bank that all proceeds of the Loans shall be used by Borrower solely for the purpose of:

                    (i) Acquiring Conventional Apartment Projects located within the United States, which are similar to those currently owned or operated by Borrower;

                    (ii) Extending advances for the renovation of multi-family apartment projects 100% owned by Borrower or by a direct, wholly-owned subsidiary of Borrower;

                    (iii) Providing funds for general working capital needs; provided, however, that the aggregate amount of all Loans outstanding at any time for such purpose shall not exceed Fifteen Million Dollars
                    ($15,000,000.00);

                    (iv) Providing "bridge" or temporary financing to Borrower with respect to existing indebtedness secured by mortgages, deeds of trust, or deeds to secure debt encumbering income-producing multi-family apartment projects 100% owned by Borrower or by a direct, wholly-owned subsidiary of Borrower, provided:
                    (x) that the amount of Loans outstanding at any time for such purpose shall not exceed Thirty Million Dollars ($30,000,000.00); and (y) that each Loan for such purpose shall be repaid within one (1) year after the Draw Date for such Loan; and

                    (v)  Providing funds for the construction of
                    Conventional Apartment Projects which are Assets Under Development; provided, however, that the aggregate amount of all Loans outstanding at any time for such purpose shall not exceed Thirty-Five Million Dollars ($35,000,000).

                    (b) Permitted Uses of Letters of Credit. Borrower represents, warrants and covenants to the Agent and to each Bank that Letters of Credit shall be used solely for the purpose of providing credit enhancement for Borrower in connection with financings of Conventional Apartment Projects acquired or refinanced by Borrower (including but not limited to the replacement of existing letters of credit), and for no other purpose or purposes.

                    (c) Recharacterization of Certain Loans. If Borrower shall, in connection with its acquisition of a Conventional Apartment Project with the proceeds of a Loan made pursuant to
          Section 2.08(a)(i) of this Agreement, either invest Borrower's own funds or incur Indebtedness (other than to the Banks pursuant to this Agreement), in either case for the purpose of funding a portion of such acquisition, Borrower shall, subject to all of the terms and conditions set forth in this Agreement, be entitled to borrow an amount equal to the amount so invested or financed. If Borrower should request a Loan for the foregoing purpose, Borrower shall submit a Request for Advance therefor to the Agent in accordance with Section 2.13 of this Agreement within ninety
          (90) days after the date of Borrower's acquisition of such Conventional Apartment Project. Such Request for Advance shall include, in addition to all of the information required of Borrower under this Agreement, a statement from Borrower to the effect that the Loan requested thereby is for the purpose set forth in this Section 2.08(c), and a description acceptable to the Agent of the sources and uses of the investment or Indebtedness for which such Loan is sought. Any such Request for Advance shall be subject, among other things, to all of the conditions to funding contained or referred to in Section 3.2, below. Any Loans disbursed for the purposes described in this paragraph shall be deemed to be Loans for the purposes of the acquisition of Conventional Apartment Projects pursuant to
          Section 2.08(a)(i). Borrower shall be entitled to request Loans for the purposes described in this Section 2.08(c) not more often than once per calendar month, and the minimum amount of any Loan so requested shall be One Million Dollars ($1,000,000).

                    (d) Prohibited Uses. Borrower represents, warrants and covenants to the Agent and to each Bank that the proceeds of all Loans shall be used only for the permitted uses described in the foregoing paragraph, and that no part of the proceeds of any Loans will be used (directly or indirectly) so as to result in a violation of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose violative of any rule or regulation of such Board.

                    Section 2.9 Libor Break Funding Costs. Borrower shall pay to the Agent, for the benefit of the Banks entitled thereto, the Libor Break Funding Costs that the Agent determines are attributable to:

                    (a) any payment (including, without limitation, the acceleration of the Loans pursuant to this Agreement or any Loan Document), repayment, mandatory or optional prepayment, or conversion of a Libor Rate Loan for any reason on a date other than the last day of the Interest Period for such Libor Rate Loan; or

                    (b) any failure by Borrower for any reason to borrow a Libor Rate Loan on the date for such borrowing specified in the relevant notice of borrowing or Request for Advance given pursuant to this Agreement.

          All Libor Break Funding Costs attributable to Ratable Libor Rate Loans shall be for the ratable benefit of the Banks. All such costs in respect of Competitive Bid Loans shall be on account of those Banks which have funded such Competitive Bid Loans.

                    Section 2.10  Additional Costs.

                    (a) Notwithstanding any conflicting provision of this Agreement to the contrary, if any applicable law or regulation not in effect as of the date hereof shall (i) subject the Agent or any Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to any Loan or Letter of Credit, this Agreement, any Note, or any of the other Loan Documents or the payment by Borrower of any amounts payable to the Agent or any Bank hereunder or thereunder; or
          (ii) materially change, in the reasonable opinion of the party so affected, the basis of taxation of payments to the Agent or any Bank of the principal of or the interest on any Note or any other amounts payable to the Agent or any Bank under this Agreement, or any of the other Loan Documents; or (iii) impose or increase or render applicable any special or supplementary special deposit or reserve or similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or any eligible liabilities of, or loans by any office or branch of, the Agent or any Bank; or (iv) impose on the Agent or any Bank any other condition or requirement with respect to this Agreement, any Note, or any of the other Loan Documents, and if the result of any of the foregoing is (A) to increase the cost to the Agent or any Bank of making, funding or maintaining all or any part of the principal of the Loans or of issuing, maintaining or making draws or disbursements under the Letters of Credit, or
          (B) to reduce the amount of principal, interest or any other sum payable by Borrower to the Agent or any Bank under this Agreement, any Note, or any of the other Loan Documents, or
          (C) to require the Agent or any Bank to make any payment or to forego any interest or other sum payable by Borrower to the Agent or any Bank under this Agreement, any Note, or any of the other Loan Documents, the amount of which payment or foregone interest or other sum is measured by or calculated by reference to the gross amount of any sum receivable or deemed received by the Agent or any Bank from Borrower under this Agreement, any Note, or any of the other Loan Documents, then, and in each such case, Borrower will pay to the Agent for the Agent or the account of a Bank, as the case may be, within sixty (60) days of written notice by the Agent or such Bank, such additional amounts as will (in the reasonable opinion of the Agent or such Bank, as the case may be) be sufficient to compensate the Agent or such Bank for such additional cost, reduction, payment or foregone interest or other sum. Anything in this paragraph to the contrary notwithstanding, the foregoing provisions of this paragraph shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting solely from or arising solely as a consequence of any taxes charged upon or by reference to the overall net income, profits or gains of the Agent or any Bank.

                    (b) If any present or future applicable law shall make it unlawful for Borrower to perform any one or more of its agreements or obligations under this Agreement, any Note or any of the other Loan Documents, then the obligations of the Banks under their respective Credit Commitments shall terminate immediately. If any present or future applicable law shall make it unlawful for Borrower to perform any one or more of its agreements or obligations under this Agreement, any Note, or any of the other Loan Documents, and the Agent or any Bank shall at any time determine (which reasonable determination shall be conclusive and binding on Borrower) (i) that, as a consequence of the effect or operation (whether direct or indirect) of any such applicable law, any one or more of the rights, remedies, powers or privileges of the Agent or any Bank under or in respect of this Agreement, any Note, or any of the other Loan Documents shall be or become invalid, unenforceable or materially restricted; and (ii) that all or any one or more of the rights, remedies, powers and privileges so affected are of material importance to the Agent or any Bank (as determined by the party so affected), then the Agent shall, at the direction of the Required Banks, by giving notice to Borrower, declare all of the Obligations, including, without limitation, the entire unpaid principal of the Notes, all of the unpaid interest accrued thereon and any and all other sums due and payable by Borrower to the Agent or the Banks under this Agreement, any Note, and any of the other Loan Documents, to be immediately due and payable, and, thereupon, such Obligations shall (if not already due and payable) forthwith become and be due and payable without further notice or other formalities of any kind, all of which are hereby expressly waived.

                    (c) If the Agent or any Bank shall reasonably determine that any law, rule or regulation not in effect as of the date hereof regarding capital adequacy, or in the event of any change in any existing such law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital, as a consequence of its obligations hereunder, to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by any amount deemed by such Bank to be material, then Borrower shall pay to such Bank upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement or any other Loan Document, as will compensate such Bank for such reduction. Determinations by any Bank of the additional amount or amounts required to compensate such Bank in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, each Bank may use any reasonable averaging and attribution methods of general application.

                    Section 2.11 Indemnification for Losses. Without derogating from any of the other provisions of this Agreement or any of the other Loan Documents, Borrower hereby absolutely and unconditionally agrees to indemnify the Agent and each Bank, upon demand at any time and as often as the occasion therefor may require, against any and all claims, demands, suits, actions, damages, losses, costs, expenses and all other liabilities whatsoever which the Agent or any Bank or any of their respective directors, officers, employees or agents may sustain or incur as a consequence of, on account of, in relation to or in any way in connection with (a) any failure by Borrower to pay, punctually on the due date thereof, any amount payable under this Agreement, any Note, or any of the other Loan Documents beyond the expiration of the period of grace (if any) applicable thereto, or
          (b) the acceleration, in accordance with Section 7.2 hereof, of the maturity of any of the Obligations, or (c) any failure by Borrower to perform or comply with any of the terms and provisions of this Agreement, any Note or any of the other Loan Documents. Such claims, demands, suits, actions, damages, losses, costs or expenses shall include, without limitation
          (i) any costs incurred by the Agent or any Bank in carrying funds to cover any overdue principal, overdue interest or any other overdue sums payable by Borrower under this Agreement, any Note, or any of the other Loan Documents; (ii) any interest payable by the Agent or any Bank to the lenders of the funds borrowed by the Agent or any Bank in order to carry the funds referred to in clause (i) of this Section 2.11; and (iii) any losses (but excluding losses of anticipated profit) incurred or sustained by the Agent or any Bank in liquidating or re-employing funds acquired from third parties to make, fund or maintain all or any part of the Loans or to issue, maintain or make draws or disbursements under the Letters of Credit.

                    Section 2.12 Statements by the Agent or any Bank. A statement signed by an officer of the Agent or any Bank (as the case may be) setting forth any additional amount required to be paid by Borrower to the Agent or such Bank under Sections 2.10 and 2.11 hereof shall be submitted by the Agent or such Bank to Borrower in connection with each demand made at any time by the Agent (with copies thereof delivered to each other Bank) or such Bank under either of such Sections. A claim by the Agent or any Bank for all or any part of any additional amounts required to be paid by Borrower under Sections 2.10 and 2.11 hereof may be made before or after any payment to which such claim relates. Each such statement shall, in the absence of manifest error, constitute conclusive evidence of the additional amount required to be paid to the Agent or such Bank.

                    Section 2.13 Requests for Advances. (a) All requests for draws, advances, or disbursements of the proceeds of Ratable Loans shall be made by Borrower, in writing, on a Request for Advance in the form of Exhibit F hereto. Such Requests for Advance may be transmitted to the Agent at its Head Office via fax or telecopy, provided that Borrower immediately notify the Agent by telephone of such transmission. All such Requests for Advance for Ratable Loans for working capital purposes as contemplated by Section 2.8(a)(iii) shall be transmitted to and received by the Agent not later than 1:00 p.m. Cleveland Time, on the Business Day prior to the Draw Date specified on such Request for Advance subject, however, to such longer period as may be required pursuant to Section 2.4, above. All such Requests for Advance for Ratable Loans for any other purposes permitted by
          Section 2.8(a) shall be transmitted to and received by the Agent not later than 1:00 p.m., Cleveland Time, on a Business Day which is not less than five (5) Business Days prior to the Draw Date specified on such Request for Advance; all such Requests for Advance for such Ratable Loans shall be accompanied by (x) a written certification, signed by a duly authorized officer of Borrower (or a properly designated delegate of such an officer), indicating Borrower's Debt Rating as of the date of such Request for Advance, and (y) such documents, reports and other materials as may be necessary to enable the Agent (and each Bank) to confirm that the conditions precedent to the disbursement of such requested Loan have been satisfied.

                    (b) The Agent shall notify the Banks promptly by telephone of Agent's receipt of Borrower's Request for Advance, but in no event shall Agent notify the Banks later than 5:00 p.m. Cleveland Time, on the day on which the Agent actually receives the applicable Request for Advance. In addition, the Agent shall provide each Bank with a copy of each such Request for Advance, together with all accompanying materials, promptly upon the Agent's receipt thereof, and shall provide each Bank with a statement showing the Agent's calculation of its respective Participation Percentage of each Ratable Loan so requested. Each Bank will, upon receiving notice from the Agent of Borrower's Request for Advance, become and be obligated to place at the disposal of the Agent, not later than 12:00 noon Cleveland Time on the Draw Date set forth on such Request for Advance, an aggregate amount in dollars equal to such Bank's Participation Percentage of each Ratable Loan requested. The payment by each such Bank of such aggregate amount shall be made to the Agent at the Agent's Head Office in immediately available and freely transferrable funds.

                    (c) The Agent shall disburse the proceeds of each Loan to Borrower, in immediately available funds, not later than 1:30 p.m., Cleveland time, on the Draw Date described therefor, provided that: (x) Borrower shall have provided the Agent with a Request for Advance for each Ratable Loan as and when provided above; (y) all of the conditions precedent applicable to such Loan under Article 3, below, shall be satisfied as at the Closing Date or such later Draw Date as may be applicable to such Loan; and (z) each Bank shall fund the amount equal to its Participation Percentage in each Ratable Loan as provided in
          Section 2.13(b), above. If after Borrower shall have provided the Agent with its Request for Advance for any Ratable Loan, and provided that all of the conditions precedent for the making of such Ratable Loan shall have been satisfied, one or more of the Banks shall for any reason not fund its Participation Percentage in such Ratable Loan, the Agent shall so notify Borrower. If in such event Borrower shall so request, the Agent shall advance that portion of such Ratable Loan equal to the aggregate of the funding Banks' Participation Percentages thereof, without thereby waiving or releasing any right or claim that the Agent or Borrower may have as against any Bank which failed to fund its Participation Percentage in such Loan as and when required under
          Section 2.13(b).

                    Section 2.14.  The Letters of Credit.

                    (a) Issuance of Letters of Credit; Conditions and Limitations. Upon the terms and conditions set forth in this Agreement, Borrower may request, in accordance with the provisions of this Section 2.14, that the Issuing Bank issue one or more Letters of Credit for the account of Borrower from time to time prior to the Termination Date. If Borrower desires the issuance of a Letter of Credit, it shall deliver to the Agent a Request for Issuance of Letter of Credit in form substantially similar to that which is attached hereto as Exhibit G and made a part hereof by this reference, no later than 1:00 p.m. (Cleveland time) at least five (5) Business Days before the proposed Issuance Date therefor. The Request for Issuance of Letter of Credit shall be accompanied by a Letter of Credit Application, on the Issuing Bank's then-customary form, and shall contain the following information with respect to each requested Letter of
          Credit: (i) its proposed Issuance Date (which shall be a Business
          Day), (ii) its proposed Face Amount, (iii) its proposed expiration date, (iv) the name and address of its proposed beneficiary, and (v) a summary of its purpose and contemplated terms. Borrower shall, in addition, furnish (x) a certificate, signed by a duly authorized officer of Borrower (or a properly designated delegate of such an officer), indicating Borrower's Debt Rating as of the date of such Request for Issuance of a Letter of Credit; and (y) a precise description of any documents to be presented under, and any other terms of, the requested Letter of Credit, together with the text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit. No Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented if such presentation is made after 10:00 A.M. (Cleveland time) on such Business Day. The minimum Face Amount of any Letter of Credit shall be One Million Dollars ($1,000,000). The issuance of each Letter of Credit shall be subject to the satisfaction, on the Issuance Date for each Letter of Credit, of all of the conditions precedent set forth in
          Section 3.2, below, and to the following additional limitations:

                         (i)  Borrower shall not request the issuance
                    of a Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the Letter of Credit Usage would equal or exceed Ten Million Dollars ($10,000,000);

                         (ii) Borrower shall not request the issuance of a Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the Outstanding Amount would exceed the Maximum
                    Commitment; and

                         (iii)  In no event shall the Issuing Bank
                    issue any Letter of Credit having an expiration date later than the first to occur of
                    (x) Termination Date or (y) one (1) year after its Issuance Date; provided that, subject to the foregoing clause (x), this clause (y) shall not prevent the Issuing Bank from agreeing that a Letter of Credit will automatically be renewed for a period not to exceed one (1) year if the Issuing Bank does not cancel such renewal, provided that at any such renewal date all of the conditions to the issuance of a Letter of Credit and set forth or referred to in this Section 2.14(a) shall be satisfied.

                    (b) Issuance of Letters of Credit; Purchase of Participations Therein. Upon receipt by the Agent of a Request for Issuance of Letter of Credit from Borrower, the Agent shall promptly so notify each Bank, and shall provide each Bank with a copy of such Request for Issuance of Letter of Credit. Provided that all of the conditions precedent to the issuance of the requested Letter of Credit have been satisfied, the Issuing Bank shall cause each Letter of Credit properly requested hereunder to be issued as requested by Borrower in accordance with the terms of the respective Request for Issuance for Letter of Credit therefor. Immediately upon the issuance of each Letter of Credit, each Bank (other than the Issuing Bank) shall be deemed to have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit and any and all drawings and disbursements thereunder in an amount equal to such Bank's Pro Rata Share of the Face Amount of such Letter of Credit, and each Bank hereby covenants and agrees to purchase and pay for such participation on the terms and subject to the conditions set forth in this Section 2.14.

                    (c) Payment in Certain Circumstances. Each Letter of Credit may provide that the Issuing Bank may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary, and that any funds so deposited shall be paid to such beneficiary provided that all conditions to such payment are satisfied, or returned to the Issuing Bank for distribution to the Banks (or, if all Obligations then shall have been indefeasibly paid in full, to Borrower) if no payment to such beneficiary has been made and if the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Issuing Bank as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the Issuing Bank under the related Letter of Credit.

                    (d) Termination of Credit Commitments. If for any reason the Credit Commitments shall terminate when any Letter of Credit is outstanding, Borrower shall, on or prior to the date of such termination: (i) cause each outstanding Letter of Credit to be cancelled, and an amount equal to all amounts previously drawn under Letters of Credit and not theretofore reimbursed by Borrower or converted into Loans pursuant to Section 2.14(e) to be paid immediately to or as directed by the Issuing Bank; or
          (ii) deposit, with the Agent, an amount equal to the Letter of Credit Usage to secure all outstanding Letters of Credit which are not cancelled as described in the preceding clause.

                    (e) Payment of Amounts Drawn Under Letters of Credit. Upon receipt by the Issuing Bank of any request for drawing under its Letter of Credit by the beneficiary thereof, the Issuing Bank shall notify Borrower and the Agent promptly after its receipt of notice of any such request, and in any event at least two (2) Business Days prior to the date on which the Issuing Bank intends to honor such drawing (unless under the terms of the Letter of Credit the Issuing Bank is required to honor a drawing prior to the second Business Day after presentation of a request for drawing, in which case the Issuing Bank shall provide Borrower and the Agent with such notice of such request as may be practicable under the circumstances). The Agent shall provide each Bank with a true and complete copy of such notice within one
          (1) Business Day of the Agent's receipt of the same. Borrower shall, and hereby covenants and agrees to, reimburse the Issuing Bank on the day on which such drawing is honored in an amount, in immediately available funds, equal to the amount of such drawing; provided that (i) unless Borrower shall have notified the Agent prior to 11:00 A.M. (Cleveland time) on the Business Day immediately prior to the date of such drawing that Borrower intends to reimburse the Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans, Borrower shall be deemed to have given a Request for Advance to the Agent requesting a Prime Rate Loan on the date on which such drawing is honored, in the amount of such drawing; and (ii) the Banks shall, on the date of such drawing, make Loans in the amount of such drawing, the proceeds of which shall be applied directly by the Agent to reimburse the Issuing Bank for the amount of such drawing; and provided further, that if for any reason proceeds of such Loans are not received by the Issuing Bank on such date in an amount equal to the amount of such drawing, Borrower shall reimburse the Issuing Bank, on the next Business Day, in an amount equal to the excess of the amount of such drawing over the amount of such Loans which are actually received, plus accrued interest on such amount at the Default Interest Rate.

                    (f) Payment by Banks. If Borrower shall fail to reimburse the Issuing Bank as and when required above for the amount of any drawing honored by the Issuing Bank under a Letter of Credit issued by it, the Issuing Bank shall promptly notify each Bank of the unreimbursed amount of such drawing and of such Bank's respective Pro Rata Share thereof. Each Bank shall make available to the Issuing Bank an amount equal to its respective Pro Rata Share of such unreimbursed drawing, in immediately available funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. (Cleveland time) on the first Business Day after such Bank's receipt of such notice from the Issuing Bank. If any Bank fails so to make available to the Issuing Bank the amount of such Bank's Pro Rata Share of such Letter of Credit, the Issuing Bank shall be entitled to recover such amount on demand from such Bank, together with interest at the customary rate set by the Issuing Bank for the correction of errors among banks. Nothing in this provision shall prejudice the right of any Bank to recover from the Issuing Bank any amounts made available by such Bank to the Issuing Bank pursuant to this provision in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit by the Issuing Bank in respect of which payment was made by the Issuing Bank constituted gross negligence or willful misconduct on the part of the Issuing Bank. The Issuing Bank shall, or shall cause the Agent to, distribute to each other Bank which has paid all amounts payable by it under this Section 2.14(f) with respect to any Letter of Credit issued by the Issuing Bank such other Bank's Pro Rata Share of all payments received by the Issuing Bank from Borrower in reimbursement of drawings honored by the Issuing Bank under such Letter of Credit when such payments are received.

                    (g) Compensation. Borrower agrees to pay the following amounts with respect to each Letter of Credit issued pursuant to this Agreement:

                         (i)  a Letter of Credit Fee equal to 1/8 of
                    1% of the Face Amount of such Letter of Credit, payable in advance to the Issuing Bank on the Issuance Date of such Letter of Credit; and

                         (ii)  a Letter of Credit Commission in an
                    amount equal to the Libor Margin in effect as of the Issuance Date of such Letter of Credit, multiplied by the Face Amount of such Letter of Credit, payable, in advance, to the Agent for the ratable benefit of the Banks, on the Issuance Date of such Letter of Credit (and, solely in the case of Letters of Credit which are renewed after the expiration of the initial period thereof, on each renewal date for so long as such Letters of Credit remain outstanding); and

                         (iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Issuing Bank's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

          Promptly upon receipt by the Agent of the Letter of Credit Commission, the Agent shall distribute to each Bank its Pro Rata Share of such amount.

                    (h) Obligations Absolute. The obligation of Borrower to reimburse the Issuing Bank for drawings made under the Letters of Credit and the obligations of the Banks under Section 2.14(f) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following:

                         (i)  any lack of validity or enforceability
                    of any Letter of Credit;

                         (ii)  the existence of any claim, set-off,
                    defense or other right which Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Issuing Bank, the Agent, any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower and the beneficiary for which the Letter of Credit was procured);

                         (iii)  any draft, demand, certificate or any
                    other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                         (iv)  payment by the Issuing Bank under any
                    Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment does not constitute gross negligence or willful misconduct of the Issuing Bank;

                         (v)  any other circumstance or occurrence
                    whatsoever, which is similar to any of the foregoing; or

                         (vi)  the fact that a default or an Event of
                    Default shall have occurred and be continuing.

                    (i) Indemnification; Nature of the Issuing Bank's Duties. In addition to amounts payable as elsewhere provided in this Section 2.14, and without limiting any other indemnification provided for in this Agreement, Borrower agrees to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct of the Issuing Bank as determined by a court of competent jurisdiction, or (ii) the failure of the Issuing Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority. Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for:
          (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of Letters of Credit, even if any of the foregoing should in fact prove to be invalid, insufficient, inaccurate, fraudulent or forged in any respect;
          (ii) the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) the errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, telex or otherwise, whether or not they be in cipher; (v) the errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or any proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Issuing Bank. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank's rights or powers hereunder. In determining whether to pay under any Letter of Credit, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that the same comply on their face with the requirements of that Letter of Credit. Borrower shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by the Issuing Bank arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by the Issuing Bank of a proper demand for payment made under the Letters of Credit issued by it.

                    (j) Amendments. Borrower may request that the Issuing Bank enter into one or more amendments of its Letter of Credit by delivering to the Agent and the Issuing Bank a Notice of Issuance of Letter of Credit specifying (i) the Issuing Bank, (ii) the proposed date of the proposed amendment and (iii) the nature of the requested amendment. The Issuing Bank shall be entitled to enter into amendments with respect to its Letters of Credit, provided, that any amendment extending the expiry date or increasing the stated amount of any Letter of Credit shall be permitted only if the Issuing Bank would, at the time of the proposed be permitted to issue a new Letter of Credit having such an expiry date or stated amount under this Section 2.14 on the date of the amendment.

                    Section 2.15 Voluntary Termination of the Credit Commitments. Borrower may cause the Banks to terminate this Agreement and to terminate the Credit Commitments upon the following conditions and requirements: (a) Borrower shall provide the Agent and each Bank with not less than thirty (30) days prior, written notice of its election to do so, which notice shall specify the date on which Borrower would propose to effect such termination (which date may be extended for a period not to exceed thirty (30) days, by written notice from Borrower to the Agent and the Banks prior to the date first specified for such termination); (b) Borrower shall, on or before such effective date, prepay all Loans in full in accordance with Section 2.5(b) of this Agreement; (c) there shall be no Letters of Credit outstanding as of the effective date of such termination;
          (d) Borrower shall pay to the Agent, for the ratable benefit of all of the Banks, a sum equal to the amount of the Commitment Fee which would have been payable for the period commencing upon the effective date of such termination and concluding on the final day of Borrower's then-current fiscal quarter, determined (notwithstanding such voluntary termination) on the basis of the actual Outstanding Amount during such period and the amount of the Maximum Commitment; and (e) Borrower shall pay, or shall reimburse the Agent and each Bank, for all out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by them in connection with or as the result of Borrower's election to cause the Credit Commitments to be terminated as provided in this Section 2.15. From and after the effective date of any termination affected in accordance with this Section 2.15, and provided that Borrower shall have complied with the requirements set forth above, none of the parties to this Agreement shall have any further duties or obligations hereunder.

                                      ARTICLE 3.

                        CONDITIONS PRECEDENT TO DISBURSEMENTS


                    Section 3.1 Conditions Precedent to Initial Closing. On or prior to the Closing Date, each of the following conditions precedent shall have been satisfied:

                    (a) Certified Copies of Charter Documents and Bylaws. The Agent shall have received from Borrower (i) a copy, certified by a duly authorized officer of Borrower to be true and complete on and as of the Closing Date, of Borrower's Articles of Incorporation, and by-laws or code of regulations as in effect on the Closing Date (together with any an all amendments thereto);
          (ii) the charter or other organizational documents of Borrower, certified by the Ohio Secretary of State; and (iii) a Certificate of Good Standing and Certificate of Continued Existence for Borrower, each issued by the Ohio Secretary of State as of a date not more than five (5) days before the Closing Date.

                    (b) Proof of Corporate Authority. The Agent shall have received from Borrower copies, certified by a duly authorized officer of Borrower to be true and complete on and as of the Closing Date, of records of all corporate action taken by Borrower to authorize (i) the execution and delivery of this Agreement and the other Loan Documents and to which it is or is to become a party as contemplated or required by this Agreement;
          (ii) its performance of all of its obligations under each of such documents; and (iii) the making by Borrower of the borrowings contemplated hereby.

                    (c) Incumbency Certificate. The Agent shall have received from Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer and giving the name and bearing a specimen signature of each individual who shall be authorized (i) to sign, in the name and on behalf of Borrower, each of the Loan Documents to which Borrower is or is to become a party on the Closing Date; and (ii) to give notices and to take other action on behalf of Borrower under the Loan Documents.

                    (d) Officers' Certificates. The Agent shall have received from Borrower a certificate dated as of the Closing Date signed by a duly authorized officer of Borrower and certifying, on terms acceptable to the Agent, that each of the representations and warranties of Borrower in this Agreement and in the other Loan Documents was true and correct when made, and is true and correct on and as of the Closing Date.

                    (e) Loan Documents. (i) Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by Borrower, and all such documents shall be in full force and effect on and as of the Closing Date; and (ii) executed originals of each of the Notes shall have been delivered to each Bank in accordance with their respective Credit Commitments. Executed originals or (as the case may be) executed counterparts of each of the other Loan Documents shall have been delivered to the Agent and each Bank.

                    (f) Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for the Agent or any Bank to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date; or
          (ii) for Borrower to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date.

                    (g) Performance, Etc. Borrower shall have duly and properly performed, complied with and observed, in all material respects, each of its covenants, agreements and obligations contained in each of the Loan Documents to which Borrower is a party or by which Borrower is bound on the Closing Date. No event shall have occurred on or prior to the Closing Date, and no condition shall exist on the Closing Date, which constitutes or would constitute a Default or an Event of Default.

                    (h) Compliance with Laws. The borrowing made, and other financial accommodations provided, under this Agreement are and shall be in compliance with the requirements of all applicable laws, regulations, rules and orders, including without limitation the Environmental Laws and the requirements imposed by the SEC or by the Board of Governors of the Federal Reserve System under Regulations U, G and X.

                    (i) Legal Opinion. The Agent and each Bank shall have received a written legal opinion, addressed to the Agent and each Bank and dated as of the Closing Date, from legal counsel for Borrower, which shall be substantially in the form of attached
          Exhibit I and which legal opinion shall otherwise be acceptable to the Agent and each Bank.

                    (j) Expenses. Borrower shall have reimbursed the Agent for all reasonable out-of-pocket costs and expenses, including without limitation, all fees and disbursements of legal counsel to the Agent which shall have been incurred by Agent. Each Bank agrees that it shall be responsible for any legal fees incurred by it in connection with the negotiation, review, execution and delivery of the Loan Documents.

                    (k) Payment of Certain Fees. Borrower shall have paid: (i) to the Agent, the Agency Fee for the initial Loan Year; and (ii) to the Agent, for the benefit of the respective Banks, any Closing Fee payable to each Bank.

                    (l) Purpose Certificate. The Agent shall have received from Borrower on the Closing Date a certificate, in form and substance satisfactory to the Agent and each Bank and signed by an officer of Borrower, stating the purpose to which the proceeds of the Loan or Loans to be made on the Closing Date are to be applied, and certifying that such purpose is a permitted purpose pursuant to Section 2.8 of this Agreement.

                    (m) Borrowing Purpose. Borrower shall have provided the Agent with a single report identifying each Real Estate Project for which the Proceeds of such Loan or Loans shall be used for acquisition, renovation or for "bridge" financing as described in Section 2.8(a), above, and describing, in detail reasonably acceptable to the Agent: (i) the proposed use of such Loan; (ii) historical operating results and occupancy levels of each such Real Estate Project; and (iii) providing such other information as the Agent may reasonably request.

                    (n) Changes: None Adverse. From the date of the most recent balance sheets referred to in Section 4.5 of this Agreement to the Closing Date, no changes shall have occurred in the assets, liabilities, financial condition, business, operations or prospects of Borrower or Borrower's Consolidated Subsidiaries which, individually or in the aggregate, are materially adverse to Borrower and its Consolidated Subsidiaries.

                    (o) Compliance Certificate. The Agent shall have received a Compliance Certificate, the required calculations under which shall be modified so as to demonstrate the compliance by Borrower with the covenants of this Agreement required to be measured in such Certificate, giving effect for the purpose of such calculations the disbursement to Borrower of the Loan (or Loans) on the Closing Date.

                    (p) Financial Statements. The Agent and each Bank shall have received the financial statements referred to in
          Section 4.5, certified by an officer of Borrower, and the Agent and each Bank shall have been satisfied that such financial statements accurately reflect the financial status and condition of Borrower and its Consolidated Subsidiaries.

                    (q)  American with Disabilities Act ("ADA")
          Requirements. Borrower shall adopt and take commercially reasonable efforts to implement a compliance program in order to cause each real estate project owned by Borrower or any of its Consolidated Subsidiaries which is not in compliance with Title III of the Americans with Disabilities Act, as such act may be amended, modified or replaced from time to time hereafter (the "ADA") to be brought into such compliance, to the extent that such action is required by law, at Borrower's sole cost and expense, and shall not cause or permit any future improvements to all or any part of any such property to be made which are not in compliance with the ADA.

                    (r) Other Approvals. The Agent shall have received such other approvals, opinions, certificates, instruments and documents with respect to the transactions described herein as it may reasonably request.

                    (s) Representations and Warranties. Each of the representations and warranties made by or on behalf of Borrower in this Agreement or in any other Loan Document shall be true, correct and complete in all material respects.

                    (t) Evidence of Insurance. Borrower shall have provided the Agent with original counterparts of Borrower's insurance policies required by the terms of this Agreement; such policies shall comply with the requirements therefor set forth herein.

                    Section 3.2 Conditions Precedent to Subsequent Loans and Letters of Credit. The obligation of the Banks to make or disburse any one or more Loans and to issue any Letters of Credit from time to time after the Closing Date shall be subject to the satisfaction, prior thereto or concurrently therewith, of each of the following conditions precedent:

                    (a) Legality of Transactions. It shall not be unlawful (a) for any Bank or the Agent to perform any of its agreements or obligations under any of the Loan Documents to which such Person is a party on the Draw Date of such Loan or the Issuance Date of such Letter of Credit; or (b) for Borrower to perform any of its agreements or obligations under any of the Loan Documents.

                    (b) Representations and Warranties. Each of the representations and warranties made by or on behalf of Borrower to the Banks or the Agent in this Agreement or any other Loan Document (a) shall be true and correct when made and (b) shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of the Borrower's Request for Advance for such Loan, or Request for Issuance of Letter of Credit as the case may be, and shall be true and correct in all material respects as of such date.

                    (c) Performance, etc. Borrower shall have duly and properly performed, complied with and observed, in all material respects, each of its covenants, agreements and obligations contained in this Agreement and/or in all of the other Loan Documents.

                    (d) No Default. No event shall have occurred on or prior to such date and be continuing on such date, and no condition shall exist on such date which constitutes a Default or Event of Default, and the making of such Loan or the issuance of such Letter of Credit shall not result in a Default or an Event of Default.

                    (e) Proceedings and Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated hereby and by the other Loan Documents, and all instruments and documents incidental thereto shall be completed and in place (and, to the extent required by the Agent, duly recorded) in form and substance satisfactory to the Agent, and the Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Agent shall have reasonably requested.

                    (f) Borrowing Purpose. Borrower shall have provided the Agent with a report describing in detail reasonably acceptable to the Agent the proposed use of such Loan, and providing such other information as the Agent may reasonably request.

                    (g) Maximum Credit. The making of such Loan or the issuance of such Letter of Credit shall not result in the Outstanding Amount exceeding the Maximum Commitment.

                    (h) Other Approvals. The Agent shall have received such other approvals, opinions, certificates, instruments and documents as it may reasonably request.

                                      ARTICLE 4.

                        GENERAL REPRESENTATIONS AND WARRANTIES

                    Borrower represents and warrants to the Agent and to each Bank as follows:

                    Section 4.1  Corporate Existence, Etc.

                    (a) Borrower: (i) is duly organized, validly existing and in good standing as a corporation under the laws of the State of Ohio; (ii) has full corporate power and authority and full legal right to own or to hold under lease its Property and to carry on its businesses; and (iii) has timely filed all tax returns and duly made all elections necessary or appropriate for Borrower to be taxed as a REIT under Sections 856 through 860 of the Code for each fiscal year of Borrower since 1994, and is a self-administered REIT. Borrower is qualified and licensed, admitted or approved to do business in each jurisdiction wherein the character of its Property or the nature of its business make such qualification necessary or advisable and where the failure to so qualify would have a materially adverse effect on Borrower.

                    (b) Borrower has appropriate corporate power and authority, and full legal right, to enter into this Agreement and each of the other Loan Documents, and to perform, observe and comply with all of its agreements and obligations under each and all of such documents.

                    (c) Except as set forth on Schedule 4.1(c), Borrower does not own or hold of record (whether directly or indirectly) any shares of any class in the capital of any corporation, nor does Borrower own or hold (whether directly or indirectly) any legal and/or beneficial equity interest in any partnership, business trust or joint venture or in any other unincorporated trade or business enterprise.

                    (d) Upon the filing of its tax return for the 1995 fiscal year and its election to be taxed as a REIT under Sections 856 through 860 of the Code, Borrower will qualify for the 1995 fiscal year as a REIT under the Code. Borrower has not incurred any liability for excise taxes pursuant to Section 4981 of the Code.

                    Section 4.2  Due Authorization, Etc.

                    (a) The execution and delivery by Borrower of this Agreement and each of the other Loan Documents, the performance by Borrower of all of its agreements and obligations under such documents, and the making by Borrower of the borrowings contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Borrower and do not and will not (i) contravene any provision of its charter documents or by-laws or code of regulations (each as in effect from time to time); (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or (except as expressly contemplated by the terms of this Agreement) result in the creation of any Lien upon any of the Property of Borrower under any agreement, trust deed, indenture, mortgage or other instrument to which Borrower is a party or by which Borrower or any other Property of Borrower is bound or affected;
          (iii) violate or contravene any provision of any law, rule or regulation (including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System) or any order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to Borrower); or (iv) require any waivers, consents or approvals by any of the creditors or trustees for creditors of Borrower or any other Person.

                    (b) Except as to matters which Borrower has procured, obtained or performed prior to or concurrently with its execution and delivery of this Agreement, no approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency is required under any provision of any applicable law:

                    (i) for the execution and delivery by Borrower of this Agreement, each Note, and the other Loan Documents, for the performance by Borrower of any of the agreements and obligations hereunder or thereunder or for the making by Borrower of the borrowing contemplated by this Agreement, or for the conduct by Borrower of its business; or

                    (ii) to ensure the continuing legality, validity, binding effect, enforceability or admissibility in evidence of this Agreement, the Notes and the other Loan Documents.

                    Section 4.3  Enforceability of Documents, Etc.

                    (a) On or before the Closing Date, Borrower will have duly executed and delivered each of the Loan Documents required of it by this Agreement, and each such Loan Document will be in full force and effect. Each Loan Document shall constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms.

                    (b) The representations and warranties made by Borrower in this Section 4.3 are subject to the following qualifications:

                    (i) the enforceability of any rights and remedies provided in any of the Loan Documents or against any particular party thereto is subject to applicable bankruptcy, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights; and

                    (ii) the availability of equitable remedies for the enforcement of any provision of any of the Loan Documents may be subject to the discretion of the court before which any proceeding for the enforcement of any provision may be brought.

                    Section 4.4  No Default.

                    (a) No event has occurred and is continuing, and no condition exists, which constitutes a Default or an Event of Default.

                    (b) No default by Borrower and no accrued right of rescission, cancellation or termination on the part of Borrower, exists under this Agreement or any of the other Loan Documents.

                    Section 4.5 Financial Statements. Borrower has furnished the Agent with copies of its annual financial statements dated December 31, 1996, as audited by Borrower's Accountants and certified by Borrowers' chief financial officer, together with Borrower's unaudited quarterly financial statements for the quarter ended as of June 30, 1997, certified by Borrower's chief financial officer, all of which have been prepared in accordance with GAAP. Such balance sheets and other financial statements present fairly the financial condition of Borrower and its Consolidated Subsidiaries as of the respective dates thereof. Such statements of income present fairly the results of operations of Borrower and its Consolidated Subsidiaries for the fiscal period then ended. There are no material liabilities or obligations, secured or unsecured (whether accrued, absolute or actual, contingent or otherwise), which were not reflected in the balance sheets of Borrower as at such date or in the footnotes thereto, and which should, in accordance with GAAP, have been reflected in such balance sheets.

                    Section 4.6 No Adverse Changes. No changes have occurred in the assets, liabilities or financial condition of Borrower or its Consolidated Subsidiaries from those reflected in the most recent balance sheets referred to in Section 4.5 hereof which, individually or in the aggregate, have been materially adverse. Since the date of the most recent balance sheet, there has been no materially adverse development in the business or in the operations or prospects of Borrower.

                    Section 4.7  Title to Assets.  Except as set forth in
          Schedule 4.7, Borrower or a Consolidated Subsidiary has good, sufficient and legal title to, or leasehold interest in, all the Property and assets reflected in the most recent balance sheet referred to in Section 4.5, other than assets disposed of since the date of such balance sheet in the ordinary course of business.

                    Section 4.8 Indebtedness for Borrowed Money. Except as permitted under Section 6.7, no Indebtedness of Borrower is secured by or otherwise benefits from any Lien on or with respect to the whole or any part of Borrower's properties or assets, present or future. There exists no default or event or condition which, with the giving of notice or passage of time, or both, would constitute a default under the provisions of any instrument evidencing or securing any Indebtedness of Borrower or of any agreement relating thereto.

                    Section 4.9  Litigation.  Except as disclosed in
          Schedule 4.9, there is no pending action, suit, proceeding or investigation pending, or, to Borrower's knowledge, threatened, before any court, governmental or regulatory authority, agency, commission or official, board of arbitration or arbitrator against Borrower or in which Borrower is a participant ("Litigation"). None of the Litigation could, if determined adversely to Borrower, reasonably be expected to affect, in any material and adverse way, the financial position, assets, business, operations or prospects of Borrower. There are no proceedings pending or threatened against Borrower which call into question the validity or enforceability of any of the Loan Documents.

                    Section 4.10  No Materially Adverse Contracts.
          Borrower is not a party to or bound by any contracts, agreements or instruments (whether written or oral) which, either individually or in the aggregate, materially adversely affect the financial position, business, operations or prospects of Borrower.

                    Section 4.11 Tax Returns. Borrower has filed all federal, state and other tax returns required to be filed by it and has made reasonable provisions, in accordance with GAAP, for the payment of all taxes (if any) which have or may become due and payable pursuant to any of the said returns or pursuant to any matters raised by audits or for other reasons. In addition, Borrower has paid or caused to be paid all real and personal property taxes and assessments and other governmental charges lawfully levied or imposed on or against it or its Property, other than those presently payable without payment of interest or penalty and those which are subject to contests initiated by Borrower in good faith and diligently prosecuted, in each case as permitted by and subject to the requirements of Section 5.8, below.

                    Section 4.12  Contracts with Affiliates or
          Subsidiaries. (a) Except as permitted by Section 6.9 hereof and as otherwise set forth on Schedule 4.1(c) hereto, Borrower is not a party to or otherwise bound by any material agreements, instruments or contracts (whether written or oral) with any Affiliate or Subsidiary.

                    (b) Except as set forth on Schedule 4.1(c) hereto, there is no Indebtedness for Borrowed Money owing by Borrower to any Affiliate nor is there Indebtedness for Borrowed Money owing by any Affiliate to Borrower.

                    Section 4.13 Employee Benefit Plans. Borrower does not maintain any Employee Benefit Plans or Guaranteed Pension Plans, except for those which are described on Schedule 4.13, attached hereto and made a part hereof by this reference.

                    Section 4.14 Governmental Regulation. Borrower is not a "public utility company", a "holding company" or a "subsidiary" or an "affiliate" of a "holding company," as such terms are defined in the federal Public Utility Holding Company Act of 1935, as amended. Borrower is not an "investment company" or a company "controlled" by an "investment company," as such terms are defined in the federal Investment Company Act of 1940, as amended. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any federal or state statute or regulation limiting its ability to incur Indebtedness for Borrowed Money.

                    Section 4.15 Securities Activities. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulation U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

                    Section 4.16 Disclosure. Neither this Agreement nor any other Loan Document, or any other document, certificate or written statement furnished to the Agent or any Bank by or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading as of the date of such document, certificate or other statement.

                    Section 4.17 No Material Default. Borrower is not in default under any order, writ, judgment, injunction, decree, statute or governmental rule, indenture, agreement, contract, lease or other instrument or contract applicable to it, which default would have a material adverse effect on the business, assets, Properties or conditions, financial or otherwise, of Borrower or in the performance of any covenants or conditions respecting any of its Indebtedness, and no holder of any Indebtedness of Borrower has given notice of any asserted default thereunder, and no liquidation or dissolution of Borrower and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Borrower or its Property is pending threatened.

                    Section 4.18 Environmental Conditions. (a) Borrower has obtained all necessary permits, licenses, variances, satisfactory clearances and all other necessary approvals (collectively the "EPA Permits") for the operation and conduct of its business from all applicable federal, state, and local governmental authorities, utility companies or development-related entities including, but not limited to, any and all appropriate Federal or State environmental protection agencies and other County or City departments, public water works and public utilities. All EPA Permits are in full force and effect; no such EPA Permit has expired or been suspended, denied or revoked, or is under challenge by any Person. Borrower is in compliance with each EPA Permit, and Borrower has no knowledge or information concerning any condition or fact which might or could cause a suspension, denial or revocation of any of Borrower's EPA Permits.

                    (b) Neither Borrower nor any Property owned by Borrower is (i) subject to any material private or governmental litigation, threatened litigation, Lien or judicial or administrative notice, order or action relating to Hazardous Substances or environmental problems, impairments or liabilities; or (ii) with any applicable notice or lapse of time (or both), and/or failure to take certain curative or remedial actions, in direct or indirect violation of any Environmental Laws.

                    (c) To the best of Borrower's knowledge, there has been no Release (as defined in CERCLA) into, on or from any Property and no Hazardous Substances (except for (x) "Household Waste" as that term is defined at 40 C.F.R. 261.4(b)(l) (1990), and (y) de minimis amounts of Hazardous Substances which neither violate any Environmental Laws nor require any affirmative remediation or corrective action) are located on or have been treated, stored, processed, disposed of, handled, transported to or from, disposed of upon the or into, upon or from any of Borrower's Property. Borrower shall not allow any Hazardous Substance to exist or be treated, stored, disposed, Released, located, discharged, possessed, managed, processed, or otherwise handled on any Property or in the operation or conduct of its business in violation of Environmental Laws, and shall comply with all Environmental Laws affecting Borrower's Property.

                    (d) Borrower and its Affiliates do not and shall not transport or engage in the business of transporting, in any manner, any Hazardous Substances.

                    (e) Borrower is not aware of any circumstances which would result in any material obligation under any Environmental Law to remediate any Hazardous Substances in, on or under any of Borrower's Property.

                    Section 4.19  Licenses and Permits.   Borrower owns or
          possesses all material Licenses and Permits and rights with respect thereto necessary for the lawful and proper conduct of its business as presently conducted and proposed to be conducted, without any known conflict with the rights of others, free of any Lien not permitted by Section 6.7 of this Agreement. All such Licenses and Permits are in full force and effect, and Borrower is in compliance with the requirements imposed by, or in respect of, all such Licenses and Permits without any known conflict with the valid rights of others which could affect or impair in any material manner the business, assets or condition, financial or otherwise, of Borrower. No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such License or Permit, or affect the rights of Borrower thereunder. There is no litigation or other proceeding or dispute with respect to any such Licenses and Permits which has, or is reasonably likely to have, any material adverse effect on the validity or continued availability of any such Licenses and Permits.

                                      ARTICLE 5.

                          AFFIRMATIVE COVENANTS OF BORROWER

                    Borrower covenants with and warrants to the Agent and to each Bank that, from and after the Closing Date and until all of the Obligations are paid and satisfied in full, Borrower shall comply with, observe, perform or fulfill all of the covenants set forth in this Article 5.

                    Section 5.1  Reports and Other Information.
          (a) Borrower shall provide to the Agent as soon as available, and in any event within fifty (50) days after the close of each of the first three quarters of each fiscal year of Borrower, balance sheets of Borrower as of the end of such quarter and statements of income and statements of cash flow of Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, principal accounting officer or chief executive officer of Borrower, together with a certificate of such officer stating that of the date of such certificate and to the best of his knowledge, after reasonable inquiry, no event has occurred which constitutes an Event of Default or would constitute an Event of Default with the giving of notice or the lapse of time or both, or, if an Event of Default or such an event has occurred and is continuing, a statement as to the nature thereof and the action which Borrower has taken or proposes to take with respect thereto, and further setting out in such detail as is reasonably required by the Banks
          (i) Borrower's compliance with the requirements of Sections 5.19,
          6.7 and 6.8 hereof, (ii) a borrowing report, certified by a duly authorized officer of Borrower, on behalf of Borrower, and
          (iii) such other information as may reasonably be requested by Banks through the Agent with respect to Borrower or Borrower's business or Property.

                    (b) Borrower shall provide to the Agent as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower a copy of the annual financial statements of Borrower and its Consolidated Subsidiaries for such year, including therein a copy of the balance sheets of Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and statements of income and statements of cash flow and statements of Shareholders' Equity of Borrower and its Consolidated Subsidiaries, certified without qualification by Borrower's Accountants, together with a certificate of the chief financial officer, principal accounting officer or chief executive officer of Borrower stating that, as of the date of such certificate, to the best of his knowledge and after reasonable inquiry, no event has occurred which constitutes an Event of Default or would constitute an Event of Default with the giving of notice or the lapse of time or both, or, if an Event of Default or such an event has occurred and is continuing, a statement as to the nature thereof and the action which Borrower has taken or proposes to take with respect thereto and further setting out in such detail as is reasonably required by the Banks
          (i) Borrower's compliance with the requirements of Sections 5.23,
          6.7 and 6.8 hereof, (ii) setting forth the Borrowing Report, certified by a duly authorized officer of Borrower, and (iii) such other information as may be reasonably requested by the Banks through the Agent with respect to Borrower or Borrower's Business or Property.

                    (c) Borrower shall provide to the Agent, promptly after sending or filing thereof, copies of all reports which Borrower sends to its shareholders, and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission.

                    (d) Borrower shall provide to the Agent as soon as possible, and in any event within five (5) days after the occurrence thereof, any information as to the occurrence of an Event of Default, or an event which with notice or lapse of time or both would constitute an Event of Default, continuing on the date of such statement, together with a statement of the chief financial officer or treasurer of Borrower setting forth the details of such Event of Default or event, and the action which Borrower proposes to take with respect thereto.

                    (e) Borrower shall provide to the Agent, immediately upon Borrower's receipt thereof, copies of all notices and other written communications received by Borrower from Moody's or S&P relating to any change, or proposed change, in Borrower's Debt Rating (including, without limitation, any notice that either Moody's or S&P has changed, or is changing, the basis on which its ratings are established or reported).

                    (f) Borrower shall also provide the Agent with such other information relating to Borrower (including, without limitation, any business plan of Borrower) as the Agent may from time to time reasonably request.

                    Section 5.2  Maintenance of Property; Insurance.
          (a) Borrower covenants and agrees to keep and maintain all of its Property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time to make, or use all reasonable legal remedies to cause to be made, all proper repairs, renewals or replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                    (b) Borrower covenants and agrees to keep all of its Properties insured against loss or damage by theft, fire, smoke, sprinklers, riot and explosion, such insurance (the "Insurance") to be in such form, in such amounts and against such other risks and hazards as are customarily maintained by other Persons operating similar businesses and having similar properties in the same general areas, including but not limited to liability coverage, with an insurer which is financially sound and reputable and which has been accorded a rating by A.M. Best Company, Inc. (or any successor rating agency) of A-/X (or any replacement rating of equivalent stature) or better (a "Qualified Insurer"). In the event that an insurer ceases to be a Qualified Insurer during the term of any Insurance policy, Borrower shall replace such coverage, at the end of the then-current policy term, by a policy issued by a Qualified Insurer. Borrower further shall, in addition, require that the insurer with respect to each such Insurance policy provide for at least thirty (30) days' advance written notice to Borrower of any cancellation or termination of, or other change of any nature whatsoever in, the coverage provided under any such policy.

                    Section 5.3  REIT Status; Corporate Existence; Listing.
          (a) Borrower shall make all filings under the Code necessary to preserve and maintain (i) its qualifications as a REIT under the Code and (ii) the applicability to Borrower and its shareholders of the method of taxation provided for in Section 857(b) of the Code (and any successor provision thereto).

                    (b) Borrower shall preserve and maintain its existence and all of its rights, franchises and privileges as an Ohio corporation.

                    (c) Borrower shall preserve and maintain the listing of its common stock on the New York Stock Exchange.

                    Section 5.4 Compliance with Laws. (a) Borrower shall, and hereby covenants and agrees to, comply with all acts, rules, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official, applicable to the operation of Borrower's business.

                    (b) Borrower will promptly notify the Agent in the event that Borrower receives any notice, claim or demand from any governmental agency which alleges that Borrower is in violation of any of the terms of, or has failed to comply with any applicable order issued pursuant to any Federal, state or local statute regulating its operation and business, including, but not limited to, the Occupational Safety and Health Act, the ADA and all Environmental Laws.

                    Section 5.5 Notice of Litigation; Judgments. Borrower shall furnish or cause to be furnished to the Agent, promptly (and, in any event, within five (5) Business Days) after Borrower shall have first become aware of the same, a written notice setting forth full particulars of and what action Borrower is taking or proposes to take with respect to (a) any final judgment in an amount exceeding Five Hundred Thousand Dollars ($500,000.00) rendered against Borrower or any Affiliate of Borrower; (b) the commencement or institution of any legal or administrative action, suit, proceeding or investigation by or against Borrower in or before any court, governmental or regulatory body, agency, commission or official, board of arbitration or arbitrator, the outcome of which could materially and adversely affect Borrower's current or future financial position, assets, business, operations or prospects, or could prevent or impede the implementation or completion, observance or performance of any of the arrangements or transactions contemplated by any of the Loan Documents; or (c) the occurrence of any adverse development, not previously disclosed by Borrower to the Agent in writing, in any such action, suit, proceeding or investigation.

                    Section 5.6 Notice of Other Events. (a) If (and on each occasion that) any event shall occur or any condition shall develop which constitutes a Default or an Event of Default, then, promptly (and, in any event, within five (5) Business Days) after Borrower shall have first become aware of the same, Borrower will furnish or cause to be furnished to the Agent a written notice specifying the nature and the date of the occurrence of such event or (as the case may be), the nature and the period of existence of such condition and what action Borrower is taking or proposes to take with respect thereto.

                    (b) Immediately upon Borrower's first becoming aware of any of the following occurrences, Borrower will furnish or cause to be furnished to the Agent (for further distribution to Banks) written notice with full particulars of (i) the business failure, insolvency or bankruptcy of Borrower; (ii) the rescission, cancellation or termination, or the creation or adoption, of any material agreement or contract to which Borrower is a party; (iii) any material labor dispute, any attempt by any labor union or organization representatives to organize or represent employees of Borrower, or any unfair labor practices or proceedings of the National Labor Relations Board with respect to Borrower; or any defaults or events of default under any material agreement of Borrower or any material violations of any laws, regulations, rules or ordinances of any governmental or regulatory body by Borrower or with respect to any of Borrower's Property.

                    Section 5.7 Inspections. Borrower shall permit any officer, employee, consultant or other representative or agent of the Agent or of any Bank to visit and inspect, from time to time and at any reasonable time, after prior notice to Borrower, any of the assets or Property owned or held under lease by Borrower, to examine the books of account, records, reports and the papers (and to make copies thereof and to take extracts therefrom) of Borrower and to discuss the affairs, finances and accounts of Borrower with the directors and executive officers, as the case may be, of Borrower. All of such activities shall be coordinated by and through the Agent.

                    Section 5.8 Payment of Taxes and Other Claims. Borrower shall pay and discharge promptly all taxes, assessments and other governmental charges or levies at any time imposed upon it or upon its income, revenues or Property, as well as all claims of any kind (including claims for labor, material or supplies) which, if unpaid, might by law become a Lien or charge upon all or any part of its income, revenues or Property. Notwithstanding the foregoing to the contrary, Borrower may, provided that there is not then an Event of Default hereunder, contest the propriety or amount of any such taxes, assessments or governmental charges, or of any such claims, if (a) such contest is instituted in good faith and prosecuted with reasonable diligence; (b) such contest shall preclude the sale or forfeiture of the affected Property (or Borrower shall provide the Agent with such reasonable security or other assurances as may be requested by the Agent in connection with such contest); and
          (c) Borrower shall indemnify the Agent and all of the Banks of and from any and all liability, loss, cost or expense incurred by or asserted against any such party in connection with, or in consequence of, any such contest.

                    Section 5.9 Payment of Indebtedness. Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all draws and disbursements under the Letters of Credit and all fees and other amounts payable hereunder or under the Loan Documents, as and when required by this Agreement and/or the other Loan Documents. Borrower shall pay all other Indebtedness (whether existing on the date hereof or arising at any time thereafter) as and when the same is due and payable.

                    Section 5.10 Payment of Fees. Borrower shall, and hereby covenants and agrees to, pay the following fees as and when described below:

                    (a) A Commitment Fee, to be determined and paid quarterly, in arrears, on the final day of each calendar quarter during the pendency of this Agreement and on the Termination Date. The amount of each installment of the Commitment Fee shall be determined by multiplying the Unused Component by (x) 0.15%, if the average daily Outstanding Amount (exclusive of Competitive Bid Loans) during such period shall exceed Fifty Million Dollars ($50,000,000), or (y) 0.20%, if the average daily Outstanding Amount (exclusive of Competitive Bid Loans) during such period shall be Fifty Million Dollars ($50,000,000) or less, and by dividing the product of such multiplication by four (4) (in the case of quarterly installments) or, in the case of the installment payable on the Termination Date, by the appropriate annualizing factor;

                    (b) The Agency Fee, payable semi-annually in advance to the Agent in the amount calculated as described in
          Section 1.2, above; the Agency Fee for the period through September 30, 1997 has been paid in full; the Agency Fee for periods after September 30, 1997 shall be payable in advance beginning on October 1, 1997 and thereafter on each April 1 and October 1 throughout the pendency of this Agreement;

                    (c)  The Letter of Credit Fee in accordance with
          Section 2.14;

                    (d)  The Letter of Credit Commission in accordance with
          Section 2.14; and

                    (e)  The Competitive Bid Fee in accordance with
          Section 2.3, above.

                    Section 5.11 Performance of Obligations Under the Loan Documents. Borrower will duly and properly perform, observe and comply with all of its agreements, covenants and obligations under this Agreement and each of the other Loan Documents.

                    Section 5.12  Governmental Consents and Approvals.
          (a) Borrower will obtain or cause to be obtained all such approvals, consents, orders, authorizations and licenses from, give all such notices promptly to, register, enroll or file all such agreements, instruments or documents promptly with, and promptly take all such other action with respect to, any governmental or regulatory authority, agency or official, or any central bank or other fiscal or monetary authority, agency or official, as may be required from time to time under any provision of any applicable law:

                    (i) for the performance by Borrower of any of its agreements or obligations under the Notes, this Agreement or any of the other Loan Documents or for the payment by Borrower to the Agent at its Head Office of any sums which shall become due and payable by Borrower to the Agent or any Bank thereunder;

                    (ii) to ensure the continuing legality, validity, binding effect or enforceability of the Notes or any of the other Loan Documents or of any of the agreements or obligations thereunder of Borrower; or

                    (iii) to continue the proper operation of the business and operations of Borrower.

                    (b) Borrower shall duly perform and comply with the terms and conditions of all such approvals, consents, orders, authorizations and Licenses and Permits from time to time granted to or made upon Borrower.

                    Section 5.13 Notice as to Certain Documents. If (and on each occasion that) any of the following events shall occur:

                    (i) the charter or other organizational documents of Borrower shall at any time be modified or amended in any respect whatever; or

                    (ii) the by-laws or code of regulations of Borrower shall at any time be modified or amended in any respect whatever;

          then promptly (and, in any event, within one (1) Business Day) after the occurrence of any such event, Borrower shall furnish the Agent with a true and complete copy of each such modification, amendment or supplement.

                    Section 5.14 Notice of Termination of Certain Documents. (a) If (and on each occasion that) any of the following events shall occur:

                    (i) any Loan Document shall at any time be terminated, cancelled or rescinded for any reason whatever; or

                    (ii) any action at law, suit in equity or other legal proceeding shall at any time be commenced or threatened in writing by any person (A) to terminate, cancel or rescind any Loan Document, or (B) to enforce any other Person's performance or observance of or compliance with any covenants, agreements or obligations under any Loan Document; or

                    (iii) any Person which is a party to or otherwise bound by any Loan Document shall fail or refuse to perform, comply with or observe or shall otherwise breach any one or more of its covenants, agreements or obligations under such Loan Document;

          then Borrower will promptly (and, in any event, within one (1) Business Day) after Borrower shall have first become aware of the occurrence of any such event, furnish to the Agent written notice setting forth the particulars thereof.

                    (b) Borrower will take or cause to be taken, promptly and without any expense to the Agent or any Bank, all such action as may be required to prevent, and will refrain from taking any action that might cause, the termination, cancellation, amendment or rescission of this Agreement or any of the other Loan Documents.

                    Section 5.15 Employee Benefit Plans and Guaranteed Pension Plans. (a) Borrower will not establish any Guaranteed Pension Plans or Employee Benefit Plans without the Agent's prior written consent (which will not be unreasonably withheld or delayed), (b) Borrower will make full payment when due of all amounts which, under the provisions of Employee Benefit Plans or under applicable law, are required to be paid as contributions thereto, (c) Borrower will not permit to exist any accumulated funding deficiency, whether or not waived, (d) Borrower will file on a timely basis all reports, notices and other filings required by any governmental agency with respect to any of its Employee Benefit Plans, (e) Borrower will make any payments to Multiemployer Plans required to be made under any agreement relating to such Multiemployer Plans, or under any law pertaining thereto, (f) Borrower will cause the actuarial present value of all benefit commitments under each Guaranteed Pension Plan to be less than the current value of the assets of such Guaranteed Pension Plan allocable to such benefit commitments, (g) Borrower will furnish to all participants, beneficiaries and employees under any of the Employee Benefit Plans, within the periods prescribed by law, all reports, notices and other information to which they are entitled under applicable law, and (h) Borrower will take no action which would cause any of the Employee Benefit Plans to fail to meet any qualification requirement imposed by the Code, as amended. As used herein, the term "accumulated funding deficiency" has the meaning specified in Section 302 of ERISA and Section 412 of the Code, and the terms "actuarial present value", "benefit commitments" and "current value" have the meaning specified in Section 4001 of ERISA.

                    Section 5.16 Further Assurances. Borrower will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably requested by the Agent from time to time in order to give full effect to any of the Loan Documents.

                    Section 5.17 Borrower's Depository Accounts. Borrower shall maintain a primary depository relationship with NCB, including without limitation demand deposit, time deposit, concentration, cash management and zero balance accounts.

                    Section 5.18 Use of Proceeds. Borrower shall use all Loan proceeds for the purposes permitted by Section 2.8 of this Agreement.

                    Section 5.19  Financial Covenants.

                    (a) Indebtedness to Market Value Ratio. The aggregate outstanding principal balance of all Indebtedness of Borrower and its Consolidated Subsidiaries shall not, at any time, exceed fifty percent (50%) of Market Value.

                    (b) Secured Debt to Market Value. The aggregate outstanding principal balance of all Secured Debt of Borrower and its Consolidated Subsidiaries shall not, at any time, exceed twenty-five percent (25%) of Market Value.

                    (c) Floating Rate Debt. The aggregate outstanding principal balance of all Floating Rate Debt of Borrower and its Consolidated Subsidiaries shall not exceed fifty percent (50%) of the aggregate outstanding principal balance of all Indebtedness for Borrowed Money of Borrower and its Consolidated Subsidiaries.

                    (d) Leverage Ratio. Borrower shall at all times maintain a ratio of Liabilities to EBITDA, on an annualized basis (determined by multiplying the quarterly EBITDA by a factor of four, and subject to the adjustment described in the following sentence), of not more than five and three-quarters (5.75) to one
          (1). For the purposes of this provision, Borrower's EBITDA shall be adjusted to reflect any acquisitions made by Borrower during the quarter on a pro forma basis acceptable to the Agent, assuming the lesser of 90% or actual occupancy.

                    (e) Debt Service Coverage Ratio. Borrower shall at all times maintain a ratio of EBITDA to all required payments of debt service as described in this Section 5.19(e), on an annualized basis (determined by multiplying the quarterly EBITDA by a factor of four, and subject to the adjustments described in the following sentence), of not less than two (2.00) to one (1). For the purposes of this provision: (i) Borrower's EBITDA shall be subject to adjustment to reflect any acquisitions made by Borrower during the applicable fiscal period on a pro forma basis acceptable to the Agent, assuming the lesser of 90% or actual occupancy, to exclude Service EBITDA in excess of $1,500,000 with respect to any annual period and to reflect, in a manner acceptable to the Agent, the proper treatment of such items of expense as payment of real property ad valorem taxes (which, while paid in a specific quarter, pertain to a semi-annual or annual period), as well as extraordinary items of income or expense, to the extent that the foregoing are not accrued or annualized in accordance with GAAP on Borrower's financial statements; and (ii) "debt service" shall include actual payments of principal and/or interest on Indebtedness for Borrowed Money, together with projected principal payments on all of Borrower's non-amortizing Indebtedness for Borrowed Money (excluding any construction loans); such projected principal payments shall be calculated on the basis of the rate of interest then applicable to such Indebtedness and a twenty-five (25) year mortgage amortization schedule for such Indebtedness.

                    (f)  Unencumbered Debt Service Coverage Ratio.
          Borrower shall at all times maintain a ratio of Unencumbered EBITDA to all required payments of debt service as described in this Section 5.19(f) on Indebtedness for Borrowed Money which is Unencumbered Debt, on an annualized basis (determined by multiplying the quarterly Unencumbered EBITDA by a factor of four, and subject to the adjustments described in the following sentence) of not less than two (2.0) to one (1). For the purposes of this provision: (i) Unencumbered EBITDA shall be subject to adjustment to reflect any acquisition of an Unencumbered Real Estate Asset (other than Raw Land or Assets Under Development) made by Borrower during the applicable period, on a pro forma basis acceptable to Agent, assuming the lesser of 90% or actual occupancy, and to reflect, in a manner acceptable to the Agent, the proper treatment of such items of expense as payment of real property ad valorem taxes (which, while paid in a specific quarter, pertain to an annual or semi-annual period); and (ii) "debt service" shall include actual payments of principal and/or interest on Indebtedness for Borrowed Money, together with projected principal payments on all of Borrower's non-amortizing Indebtedness for Borrowed Money (excluding any construction loans) which is Unencumbered Debt; such projected principal payments shall be calculated on the basis of the rate of interest then applicable to such indebtedness and a twenty-five (25) year mortgage amortization schedule for such indebtedness.

                    (g) Unencumbered Real Estate Assets to Unencumbered Debt Ratio. The ratio of the aggregate value of Borrower's Unencumbered Real Estate Assets to the aggregate outstanding principal balance of Borrower's Unencumbered Debt shall at all times equal or exceed two (2.0) to one (1). The aggregate value of Borrower's Unencumbered Real Estate Assets for the purposes of this Section 5.19(g) shall be determined (x) by including therein fifty percent (50%) of the book value of the Assets Under Development and of the Raw Land comprised within Borrower's Unencumbered Real Estate Assets, and (y) with respect to Unencumbered Real Estate Assets other than Assets Under Development or Raw Land, determined by reference to the Capitalization Factor.

                    (h) Dividend Ratio. The amount of all Dividends paid or declared by Borrower in any fiscal period shall not exceed ninety percent (90%) of Borrower's Distributable Cash Flow for such period (except as may be necessary to preserve Borrower's status as a REIT).

                    (i) Assets Under Development and Raw Land. The aggregate value of Borrower's Assets Under Development and Raw Land shall not, at any time, exceed twenty percent (20%) of Borrower's Market Value at such time.

                    (j) Minimum Net Worth. Borrower's Net Worth shall, at all times during the pendency of this Agreement, equal or exceed One Hundred Seventy Million Dollars ($170,000,000). In the event that Borrower shall make any equity offerings (including, without limitation, any public offering, however characterized, which would be treated as an equity offering for the purposes of GAAP) during the pendency of this Agreement, the minimum Net Worth required to be maintained by Borrower hereunder shall be not less than the sum of $170,000,000 plus ninety percent (90%) of the net proceeds to Borrower of such offering.

                    (k) Concentration of Stock. Jeffrey I. Friedman and Susan Friedman shall at all times own, beneficially and of record, an aggregate of not less than five hundred thousand shares of Borrower's capital stock on an undiluted basis.

                    (l) Conventional Apartments Ratio. The aggregate number of Conventional Apartment units owned by Borrower and its Consolidated Subsidiaries shall, at all times, exceed seventy-five percent (75%) of the number of all Apartment Suites owned by Borrower and its Consolidated Subsidiaries.

                    (m) Geographic Distribution of Apartment Suites. All Apartment Suites owned by Borrower and its Consolidated
          Subsidiaries shall be located within the United States of America.

                    (n) Refurbishment Expenditures. Borrower shall not materially diminish its annual expenditures for the refurbishment of Apartment Suites and common areas from historical levels customarily maintained by Borrower.

                                      ARTICLE 6.

                            NEGATIVE COVENANTS OF BORROWER

                    Borrower covenants with and represents and warrants to the Agent and to each Bank that from and after the Closing Date and until all of the Obligations are paid and satisfied in full:

                    Section 6.1  Limitation on Nature of Business.
          Borrower will not at any time make any material alterations in the nature or character of its business as carried on at the date hereof, or undertake, conduct or transact any business in a manner prohibited by applicable law.

                    Section 6.2 Limitation on Consolidation and Merger. Borrower shall not at any time consolidate with or merge into or with any Person or Persons or enter into or undertake any plan or agreement of consolidation or merger with any Person. This
          Section 6.2 shall not prohibit Borrower from (a) merging any one or more of Borrower's subsidiaries identified on Schedule 4.1(c) with or into Borrower; or (b) effecting the MIGRA Transactions.

                    Section 6.3 Limitation on Distributions, Dividends and Return of Capital. (a) Borrower shall not (i) declare or pay any Distribution or cash dividends of any kind on any shares of any class in its capital; (ii) make any payments on account of the purchase or other acquisition or redemption or other retirement of any shares of any class in its capital, or any warrants or options to purchase any such shares; or (iii) make any other Distributions of any kind in respect of any shares of any class in its capital, if, at the time of such payment or Distribution, there shall have occurred and be continuing any Event of Default hereunder or under any Loan Document.

                    (b) Borrower shall make such Distributions as may be necessary to permit Borrower to preserve its status as a REIT, provided, however, that the making of any Distribution for such purpose which would be prohibited or would, if made, constitute a Default or Event of Default under any provision of this Agreement shall nevertheless be prohibited, or shall constitute a Default or an Event of Default, as the case may be.

                    (c) Borrower shall not at any time make (whether directly or indirectly) any payment of any kind on any Indebtedness (other than the Obligations) to any other Person while any Default or Event of Default exists hereunder.

                    (d) Borrower shall not at any time make (whether directly or indirectly) any payments or other distributions of any kind to any Affiliate or transfer or assign (whether directly or indirectly) any Property or assets of any kind to any Affiliate; excluding, however, from the operation of the foregoing provisions of this paragraph:

                    (i) payments on transactions or contracts which are permissible under Section 6.9;

                    (ii)  remuneration payable by Borrower to its
                    employees, directors, or officers in amounts approved by its board of directors or officers;

                    (iii) reimbursements by Borrower of the business expenses of employees, directors and officers incurred in the ordinary course of business;

                    (iv) payments, distributions or transfers which are consolidated on Borrower's financial statements; and

                    (v) payments, distributions, or transfers to or contributions to the capital of subsidiaries or Affiliates of Borrower, other than Borrower's Consolidated Subsidiaries, provided that (1) Borrower shall have given prior written notice of the terms and conditions of such transaction to the Agent,
                    (2) Borrower shall provide to the Agent such documentation, and execute such agreements, as the Agent deems reasonably necessary to assure that the Agent and the Banks shall have the rights of an unsecured creditor of Borrower with respect to the net equity and excess cash flow of such subsidiary or Affiliate as an unsecured creditor of Borrower after payment of the senior indebtedness of such subsidiary or Affiliate, to the extent such net equity and excess cash flow are assets of Borrower, (3) all net equity and excess cash flow of such subsidiary or Affiliate shall be made available to Borrower, (4) such subsidiary or Affiliate shall be a special purpose corporation or affiliate structured in such a manner as to assure that the only debt of such subsidiary or Affiliate is acquisition or refinancing debt secured by property of such subsidiary or Affiliate, and (5) no proceeds of the Loans shall be used to fund such subsidiary or Affiliate or shall, directly or indirectly, be transferred to such subsidiary or Affiliate.

          Notwithstanding any provision of this Section 6.3 to the contrary, Borrower shall not be permitted to make any Distribution which would vitiate or jeopardize in any material way Borrower's status or qualification as a REIT or would violate any other provision of this Agreement.

                    Section 6.4 Limitation on Disposition of Assets. During the term of this Agreement, Borrower shall not at any time engage in any sale, lease (as lessor), liquidation or other transfer, distribution or disposition of all or any material part of its Property or assets (either by or through a single transaction or by or through a series of separate but related transactions).

                    Section 6.5 Limitation on Investments. Borrower shall not at any time make any Investments of any kind whatever in any Person or Persons; excluding, however, the following Investments:

                    (a) Property to be used in the ordinary course of business of Borrower as multi-family apartment projects;

                    (b) Acquisition of undeveloped land for development purposes;

                    (c) Assets arising from the sale of goods and services in the ordinary course of business of Borrower;

                    (d) Investments in a subsidiary or Affiliate permitted pursuant to Section 6.3(d)(iv) or (v);

                    (e) Investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within two (2) years from the date of acquisition thereof;

                    (f) Investments in certificates of deposit maturing within two (2) years from the date of acquisition issued by any bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least One Hundred Million and 00/100 Dollars ($100,000,000.00); or

                    (g) Investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than two (2) years from the date of creation thereof.

          Notwithstanding any restriction set forth in this Section 6.5 to the contrary, Borrower shall be permitted (x) to make such Investments in the ordinary course of Borrower's business as shall not vitiate or jeopardize in any material way Borrower's status or qualification as a REIT and shall not, singly or cumulatively violate any other provisions of this Agreement (including without limitation those which are set forth in Sections 6.1, 6.6, or 6.10 hereof), and (y) to complete the MIGRA Transactions.

                    Section 6.6  Acquisition of Margin Securities.
          Borrower shall not own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, the Agent, for its benefit and that of each Bank, shall have received an opinion of counsel satisfactory to the Agent and each Bank to the effect that such purchase or acquisition will not cause this Agreement or the Notes to be in violation of Regulation G, T, U, X or any other regulation of the Federal Reserve Board then in effect.

                    Section 6.7 Limitation on Mortgages, Liens and Encumbrances. Borrower shall not at any time create, assume or incur any mortgage, Lien or other encumbrance in respect of any of its Property, assets, income or revenues of any character if, as a result of the creation, assumption or existence of the same, Borrower shall (x) breach any of Borrower's warranties or representations under this Agreement, or (y) violate any covenant contained in this Agreement. Notwithstanding the foregoing, Borrower will not create, assume, incur or permit to exist any involuntary Lien on any of its Property, assets, income or revenues other than: (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 5.8 of this Agreement; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP, shall have been made in respect thereof; and (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of Indebtedness for Borrowed Money).

                    Section 6.8 Limitation on Sales and Leasebacks. Borrower shall not at any time, directly or indirectly, sell and thereafter lease back any of its assets or Property.

                    Section 6.9 Transactions with Affiliates. Except as set forth on Schedule 4.1(c), Borrower shall not at any time enter into or participate in any agreements or transactions of any kind with any Affiliates of Borrower, except (i) agreements or transactions that individually produce annual payments of less than Fifty Thousand and 00/100 Dollars ($50,000.00);
          (ii) agreements or transactions entered into in the ordinary course of business on an arms-length basis; or (iii) agreements permitted pursuant to Section 6.3(d)(iv); provided that any such agreements or transactions permitted by clause (i) above are not otherwise prohibited by this Agreement or any of the other Loan Documents and no Event of Default shall have occurred and be continuing or would result as a consequence thereof.

                    Section 6.10 Limitation on Certain Transactions. Borrower shall not acquire or purchase any equity interest in any other entity, or acquire or purchase any assets or obligation of any other entity or incur any Indebtedness for Borrowed Money if any such acquisition, purchase or financing (whether in any specific transaction or in a series of transactions or undertakings) would result in a violation of any one or more (or all) of the covenants set forth in Section 5.19 above.

                                      ARTICLE 7.

                             EVENTS OF DEFAULT; REMEDIES

                    Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                    (a) Principal and Interest. Any principal, interest or any other sum payable under this Agreement or the Notes (or any Note) shall not be paid within five (5) days of the date on which the same first became due and payable hereunder, or Borrower shall fail to reimburse the Issuing Bank for any draws or disbursements made under any Letters of Credit as and when required by the terms of Section 2.14, above;

                    (b) Representations and Warranties. Any representation or warranty at any time made by or on behalf of Borrower in this Agreement, any Loan Document or in any certificate, written report or statement furnished to the Agent or to any Bank in connection therewith shall prove to have been untrue, incorrect or breached in any material respect on or as of the date on which the same was made or was deemed to have been made or repeated;

                    (c) Certain Covenants. Borrower shall fail to comply with the covenants set forth in Sections 5.2(b), 5.5(a), 5.19 or
          Article 6, or shall fail to maintain the insurance required to be maintained pursuant to Section 5.2(b);

                    (d) Other Covenants. Borrower shall fail to perform, comply with or observe any other covenant or agreement contained in this Agreement and such failure or breach shall continue for more than twenty (20) days after the earlier of the date on which Borrower shall have first become aware of such failure or breach or the date on which the Agent or any Bank shall have first notified Borrower of such failure or breach (provided, however, that solely with respect to defaults of the nature described in this Section 7.1(d) which cannot be cured by the payment of money and cannot using appropriate diligence be cured within such 20-day period, Borrower shall not be deemed to have defaulted hereunder provided that Borrower shall commence reasonable curative action with respect to such matter within such 20-day period and shall thereafter diligently and continuously prosecute the same to a timely completion);

                    (e) Loan Documents. Borrower shall fail to observe or perform in any material fashion any of its obligations or undertakings under any Loan Document other than this Agreement, and such failure shall continue beyond the applicable period of grace (if any) provided therein, or any Loan Document shall cease to be legal, valid, binding or enforceable in accordance with its terms;

                    (f) Litigation. Any action at law, suit in equity or other legal or administrative proceeding to amend, cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of Borrower or by any court or any other governmental authority or any court or any other governmental authority shall make a determination, or issue a judgment, order, decree or ruling to the effect that, any one or more of the covenants, agreements or obligations of Borrower hereunder or under any one or more of the other Loan Documents are illegal, invalid or unenforceable in accordance with the terms thereof;

                    (g) Acceleration of Other Agreements. Borrower shall default under any agreement, instrument or contract to which Borrower is a party or by which any of its assets or Property is bound, and such default shall result in all or any material part of the Indebtedness of Borrower becoming or being declared due and payable prior to the date on which such Indebtedness or any part thereof would otherwise have become due and payable;

                    (h)  Insolvency-Voluntary.  (i) If Borrower shall:
          (1) take any action for the termination, winding up, liquidation or dissolution of Borrower; (2) make a general assignment for the benefit of creditors, become insolvent or be unable to pay its debts as they mature; (3) file a petition in voluntary liquidation or bankruptcy; (4) file a petition or answer or consent seeking the reorganization of Borrower, or the readjustment of any of the Indebtedness of Borrower; (5) commence any case or proceeding under applicable insolvency or bankruptcy laws now or hereafter existing; (6) consent to the appointment of any receiver, administrator, custodian, liquidator or trustee of all or any part of its assets or property; (7) take any corporate action for the purpose of effecting any of the foregoing; or
          (8) be adjudicated as bankrupt or insolvent;

                    (i) Insolvency-Involuntary. If any petition for any proceedings in bankruptcy or liquidation or for the reorganization or readjustment of Indebtedness of Borrower shall be filed, or any case or proceeding shall be commenced, under any applicable bankruptcy or insolvency laws now or hereafter existing, against Borrower, or any receiver, administrator, custodian, liquidator or trustee shall be appointed for Borrower or for all or any part of Borrower's assets or Property, or any order for relief shall be entered in a proceeding with respect to the Borrower under the provisions of the United States Bankruptcy Code, as amended and such proceeding or such appointment shall not be dismissed or discharged, as the case may be, within forty-five (45) days after the filing or appointment thereof;

                    (j) Judgment. Any final and non-appealable judgment, order or decree for the payment of money in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall be rendered against Borrower, and shall not be discharged within thirty (30) days after the date of the entry thereof;

                    (k) ERISA. (i) Any Termination Event shall occur and, as of the date thereof or any subsequent date, the sum of the various liabilities of Borrower and its ERISA Affiliates including, without limitation, any liability to the Pension Benefit Guaranty Corporation or its successor or to any other party under Sections 4062, 4063, or 4064 of ERISA or any other provision of law resulting from or otherwise associated with such event exceeds Fifty Thousand Dollars ($50,000.00); or Borrower or any of its ERISA Affiliates as an employer under any Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plans and the plan sponsors of such Multiemployer Plans shall have notified such withdrawing employer that such employer has incurred a withdrawal liability requiring a payment in an amount exceeding Fifty Thousand and 00/100 Dollars ($50,000.00);

                    (l) Material Adverse Change. Any material adverse change shall occur in the financial condition or operation of Borrower; or

                    (m) Loss of Licenses or Permits. Any of the Licenses and Permits now held or hereafter acquired by Borrower, shall be revoked or terminated and not renewed and the absence of any such Licenses and Permits would have a material adverse impact on the business, Property, prospects, profits or condition (financial or otherwise) of Borrower.

                    Section 7.2  Termination of Commitments and
          Acceleration of Obligations. If any one or more of the Events of Default shall at any time occur and be continuing:

                    (a) The Agent, upon the request of the Required Banks, shall, by giving notice to Borrower, immediately terminate the Credit Commitments of all of the Banks in full, and each Bank shall thereupon be relieved of all of its obligations to make any Loans and to issue (or participate as hereinabove provided in the issuance of) any Letters of Credit hereunder; except that if there shall be a Default under Section 7.1(i) or (h) hereof, the Credit Commitments of all of the Banks shall automatically terminate in full concurrently with the occurrence of such Default, and each Bank shall thereupon be relieved of all of its obligations to make any Loans hereunder.

                    (b) The Agent, upon the request of all the Banks, shall, by giving notice to Borrower (a "Notice of Acceleration"), declare all of the Obligations, including the entire unpaid principal of the Notes, all of the unpaid interest accrued thereon, and any and all other sums payable by Borrower under this Agreement, the Notes, or any of the other Loan Documents, to be immediately due and payable; except that if there shall be an Event of Default under Section 7.1(i) or (h), all of the Obligations, including the entire unpaid balance of all of the Notes, all of the unpaid interest accrued thereon and all (if any) other sums payable by Borrower under this Agreement, the Notes or any of the other Loan Documents shall automatically and immediately be due and payable without notice to Borrower; and except further that if there shall be an Event of Default under
          Section 7.1(h) or (i), and if the Agent, in accordance with the terms of this Agreement, shall give a Notice of Acceleration to Borrower, Borrower shall not be required to pay any prepayment penalties in connection with the acceleration of any of the Obligations of Borrower. Thereupon, all of such Obligations which are not already due and payable shall forthwith become and be absolutely and unconditionally due and payable, without presentment, demand, protest or any further notice or any other formalities of any kind, all of which are hereby expressly and irrevocably waived.

                    (c) Subject always to the provisions of Section 8.8 hereof, the Agent may proceed to protect and enforce all or any of its or the Banks' rights, remedies, powers and privileges under this Agreement, the Notes or any of the other Loan Documents by action at law, suit in equity or other appropriate proceedings, whether for specific performance of any covenant contained in this Agreement, any Note or any of the other Loan Documents, or in aid of the exercise of any power granted to the Agent herein or therein. If the Agent shall fail or refuse to so proceed, the Banks shall be entitled to take such action as they shall deem appropriate to enforce their rights hereunder and under the other Loan Documents.

                    Section 7.3 No Implied Waiver; Rights Cumulative. No delay on the part of the Agent or any Bank in exercising any right, remedy, power or privilege hereunder or under any of the other Loan Documents or provided by statute or at law or in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of any Default or Event of Default or as an acquiescence therein. No right, remedy, power or privilege conferred on or reserved to the Agent or any Bank under any of the Loan Documents or otherwise is intended to be exclusive of any other right, remedy, power or privilege. Each and every right, remedy, power and privilege conferred on or reserved to the Agent or any Bank under any of the Loan Documents or otherwise shall be cumulative and in addition to each and every other right, remedy, power or privilege so conferred on or reserved to Agent or any such Bank, and may be exercised at such time or times and in such order and manner as the Agent or any such Bank shall (in its sole and complete discretion) deem expedient.

                                      ARTICLE 8.

                          CONCERNING THE AGENT AND THE BANKS

                    Section 8.1 Appointment of the Agent. Each of the Banks hereby appoints NCB to serve as its Agent under this Agreement and the other Loan Documents, and in such capacity, to administer this Agreement and the other Loan Documents.

                    Section 8.2 Authority. Each of the Banks hereby irrevocably authorizes the Agent (i) to take such action on its behalf under this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (ii) to take such action on such Bank's behalf as the Agent shall consider reasonably necessary or advisable for the protection, collection or enforcement of any of the Obligations.

                    Section 8.3 Acceptance of Appointment. The Agent hereby accepts its appointment as Agent for each of the Banks under this Agreement and the other Loan Documents, on the terms set forth in this Agreement, including the following:

                    (a) The Agent makes no representation as to the value, validity or enforceability of this Agreement or of any of the other Loan Documents or as to the correctness of any statement contained in this Agreement or in any of the other Loan
          Documents;

                    (b) The Agent may exercise its powers and perform its duties under this Agreement and the other Loan Documents either directly or through its agents or attorneys;

                    (c) The Agent shall be entitled to obtain from counsel selected by it advice with respect to legal matters pertaining to this Agreement or any of the other Loan Documents, and shall not be liable for any action taken, omitted to be taken or suffered in good faith in accordance with the advice of such counsel, except for losses due to the Agent's gross negligence or willful misconduct;

                    (d) The Agent shall not be required to use its own funds in the performance of any of its duties or in the exercise of any of its rights or powers, and shall not be obligated to take any action which, in its reasonable judgment, would involve it in any expense or liability unless it shall have been furnished security or indemnity in an amount and in form and substance satisfactory to it;

                    (e) The Agent, in performing its duties and functions under this Agreement and the other Loan Documents on behalf of the Banks, will exercise the same care which it normally exercises in making and handling loans in which it alone is interested, but the Agent does not assume further responsibility; and

                    (f) The Agent shall not be removed, replaced or succeeded without its consent except for its gross negligence or willful misconduct.

                    Section 8.4 Agency Fee. Agent shall collect for its sole benefit the Agency Fee which shall be payable as hereinabove provided.

                    Section 8.5 Application of Moneys. All moneys realized by the Agent under the Loan Documents shall be held by the Agent for application in accordance with Section 2.6(b) hereof.

                    Section 8.6 Reliance by the Agent and Banks. The Agent and each Bank shall be entitled to rely on any notice, consent, certificate, affidavit, letter, telegram, telecopy, facsimile or teletype message, statement, order, instrument or other document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons. The Agent shall deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until such time as it receives written notice of an assignment permitted hereunder of such payee's interest, together with the written agreement of the assignee in form and substance reasonably satisfactory to Agent that such assignee is bound by this Agreement as a "Bank" hereunder.

                    Section 8.7 Exculpatory Provisions. (a) Neither the Agent nor any of its shareholders, directors, officers, employees or agents shall be liable in any manner to any Bank for any action taken, omitted to be taken or suffered in good faith by it or them under any of the Loan Documents or in connection therewith, or be responsible for the consequences of any oversight or error of judgment, except for losses due to gross negligence or willful misconduct of the Agent or any such shareholder, director, officer, employee or agent. Without limiting the generality of the foregoing, under no circumstances shall the Agent be subject to any liability to any Bank on account of any action taken or omitted to be taken by the Agent in compliance with the direction of the Required Banks or all Banks, as the case may be as provided for hereunder.

                    (b) The Agent shall not be responsible in any manner to any Bank for the due execution, effectiveness, genuineness, validity, enforceability, perfection or recording of this Agreement, any of the Notes, any of the other Loan Documents or for any certificate, report or other document used under or in connection with this Agreement or any of the other Loan Documents, or for the truth or accuracy of any recitals, statements, warranties or representations contained herein or in any certificate, report or other document at any time hereafter furnished or purporting to have been furnished to it by or on behalf of Borrower, or any other Person, or be under any obligation to any Bank to ascertain or inquire as to the performance or observance of any of the covenants, agreements or conditions set forth in this Agreement, the Notes or any of the other Loan Documents or as to the use of any moneys lent hereunder or thereunder, except for losses due to the Agent's gross negligence or willful misconduct.

                    (c) The Agent shall not be obligated to take any action or refrain from taking any action hereunder or under any Loan Document that might, in its judgment, involve it in any expense or liability until it shall have been indemnified to its satisfaction by, or received an agreement to indemnify from, each Bank. If a court of competent jurisdiction shall determine that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent such Person's proportionate share of the amount so determined to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                    Section 8.8 Action by the Agent. Except as otherwise expressly provided in this Agreement or in any other Loan Document, the Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Required Banks or all of the Banks, as the case may be as provided for hereunder, shall direct. Except as otherwise expressly provided in any of the Loan Documents, the Agent will not (and will not be obligated to) take any action, assert any rights or pursue any remedies under this Agreement or any of the other Loan Documents in violation or contravention of any express direction or instruction of the Required Banks or all of the Banks, as the case may be as provided for hereunder. The Agent may refuse (and will not be obligated) to take any action, assert any rights or pursue any remedies under this Agreement or any of the other Loan Documents without the express written direction and instruction of the Required Banks or all of the Banks, as the case may be as provided for hereunder. If the Agent fails, within a commercially reasonable time, to take such action as may properly be directed by the Required Banks or all of the Banks, as the case may be as provided for hereunder, such parties may take such action in the Agent's place and stead, on behalf of all Banks. All notices, Loan Documents, supporting documentation, appraisals, surveys, environmental site assessments, and other material information required to be delivered by Borrower to the Agent hereunder, including without limitation those notices and reports furnished to the Agent by Borrower as more particularly described in Sections 2.4 and/or 5.1, above, shall be delivered to each Bank within a reasonable time after the Agent's receipt of same by the Agent. No Bank (other than the Agent, acting in its capacity as the Agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents, except as expressly provided in this Agreement. Action that may be taken by Required Banks or all of the Banks, as the case may be as provided for hereunder, may be taken pursuant to a vote at a meeting (which may be held by telephone conference call) of all Banks, or pursuant to the written consent or direction of such Banks. Each Bank shall be entitled to request such reasonable information about Borrower from the Agent as such Bank may determine to be appropriate.

                    Section 8.9 Defaults. The Agent will promptly notify each Bank of any Default or Event of Default or any failure by Borrower to make any payment in respect of any of the Notes, provided, however, that the Agent shall not be deemed to have knowledge of any item until such time as the Agent's officers responsible for administration of the Loans shall receive written notice thereof or have actual knowledge of such event. If any Bank becomes aware of any Default or Event of Default by Borrower, it shall promptly notify the Agent and each Bank thereof, provided, however, that no Bank shall be deemed to have knowledge of any item until such time as its officers responsible for administration of the Loans shall receive written notice thereof, or have actual knowledge of such event.

                    Section 8.10 Amendments, Waivers and Consents. Any provision of this Agreement, the Notes or the other Loan Documents may be amended or waived upon the consent of the Required Banks; and after such consent the Agent, on behalf of all Banks, may execute and deliver to Borrower a written instrument waiving or amending such provision; provided, however, that neither this Agreement, the Notes, nor any of the other Loan Documents may be amended, waived or a variation therefrom consented to without the written consent of the Agent and all of Banks which effect (i) a change in the Maximum Commitment; (ii) a change in any Bank's Credit Commitment; (iii) a reduction in the interest rates or reduction of the principal set forth in the Notes; (iv) the extension of the maturity date on the Notes beyond the Termination Date; (v) a change in the payment schedule; (vi) any acceleration of Borrower's Obligations under any of the Loan Documents or any amendment to Section 7.2; (vii) any waiver of any Event of Default under Section 7.1(a); (viii) a change in this paragraph, the definition of Required Bank or any provision of this Agreement which requires consent or action of all Banks for action thereunder; (ix) a change in the obligations and liabilities of the Agent; (x) a change which increases the obligations of any Bank; or (xi) a reduction in any fees or charges hereunder or in Sections 2.10, 2.11, 5.10(a) or 9.5 hereof.

                    Section 8.11 Indemnification. Each Bank agrees to indemnify the Agent (to the extent that the Agent is not promptly reimbursed by Borrower), in accordance with (and limited to) such Bank's respective Participation Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, interests, actions, judgments and suits of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent (solely in its capacity as Agent hereunder) relating to or arising out of this Agreement or any of the other Loan Documents or relating to any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, provided that no Bank shall be liable under this Section 8.11 for any portion of such liabilities, obligations, losses, damages, penalties, interest, actions, judgments or suits resulting from the Agent's gross negligence or willful misconduct.

                    Section 8.12 Reimbursement of the Agent. Upon the occurrence of an Event of Default which Borrower has not cured within a reasonable period of time and subject to the consent of the Required Banks (or all Banks, as appropriate) to the taking by the Agent of any action under the Loan Documents, each Bank further agrees to reimburse the Agent, in accordance with (and limited to) such Bank's respective Participation Percentage, for any reasonable out-of-pocket costs or expenses incurred by the Agent in connection with its duties under this Agreement (including, but not limited to, reasonable fees and disbursements of counsel, travel and living expenses away from home of employees or agents of the Agent and compensation of agents or of experts employed by the Agent to render services for the Banks hereunder), but only to the extent such fees, disbursements, expenses and compensation have not been promptly reimbursed to the Agent by Borrower. If any such sums are reimbursed to the Agent by Borrower after one or more Banks have reimbursed the Agent for such sums, the Agent will refund such sums ratably to the Banks which contributed such sums.

                    Section 8.13 Dealing with the Banks. The Agent may at all times deal solely with the several Banks for all purposes of this Agreement and the protection, enforcement and collection of the Notes, including without limitation the acceptance and reliance upon any certificate, consent or other document executed on behalf of one or more of the Banks and the division of payments pursuant to Sections 2.4, 2.5, 2.6 or 8.5 hereof. The Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement. The Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action hereunder except for those actions which are specifically provided by this Agreement to be taken by the Agent. No Bank shall have a fiduciary relationship in respect of the Agent by reason of this Agreement. No Bank shall have any implied duties to the Agent, or any obligation to the Agent to take any action hereunder except any action specifically provided by this Agreement to be taken by the Banks.

                    Section 8.14 The Agent as Bank. NCB shall, in its capacity as a Bank under the Loan Documents, have the same obligations, rights, remedies, powers and privileges under the Loan Documents as it would have were it not also the Agent.

                    Section 8.15 Duties Not to be Increased. The duties and liabilities of the Agent under this Agreement and the other Loan Documents shall not be increased or otherwise changed without its express prior written consent. The Agent shall have no duty to provide information to the Banks except as expressly set forth herein.

                    Section 8.16 Bank Credit Decisions. Each Bank acknowledges that it has, independently of and without reliance upon the Agent or any of the other Banks, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents to which it is a party. Each Bank also acknowledges that it will, independently of and without reliance upon the Agent or any of the other Banks, continue to make its own credit decisions in taking or not taking action under this Agreement or any of the other Loan Documents and in determining the compliance or lack thereof by Borrower and any other Person with any provision of any Loan Document or other document or agreement.

                    Section 8.17 Resignation of the Agent. NCB and any successor Agent may resign as such at any time by giving at least ninety (90) days' prior written notice of resignation to each Bank and to Borrower. Such resignation will be effective on the date which is specified in such notice. Upon any such resignation by NCB as Agent, or in the event the office of Agent shall thereafter become vacant for any other reason, the Required Banks shall appoint a successor Agent, by an instrument in writing signed by the Required Banks and delivered to such successor Agent and Borrower, whereupon such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by it hereunder, after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the prior Agent shall thereafter be discharged from its duties and obligations hereunder. After the resignation of an Agent, the provisions of this Section 8.17 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                    Section 8.18  Assignment of Notes: Participation.
          (a) Each Bank may, with concurrent notice to the Agent and Borrower, but without the consent of Borrower or any other Bank, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents; provided that (i) for each such assignment, the parties thereto shall execute and deliver an assignment and assumption agreement, in form and substance acceptable to the Agent, together with any Notes subject to such assignment, and (ii) no such assignment shall be for less than Five Million and 00/100 Dollars ($5,000,000.00) of the aggregate of the assigning Bank's Credit Commitment, unless such assignment is to a then-current holder of a Note. Upon the delivery of an executed assignment and assumption agreement as described in the preceding sentence to the Agent, from and after the date specified as the effective date therein (the "Acceptance Date"), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such agreement, such assignee shall have the rights and obligations of a Bank hereunder; and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such agreement, relinquish its rights (other than any rights it may have pursuant to Section 9.5 which will survive) and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                    (b) Each Bank may sell participations of up to fifty percent (50%) of its rights and obligations under the Loan Documents to one or more banks or other financial institutions; provided, however, that (i) any selling Banks' obligations under the Loan Documents shall remain unchanged by any such participation, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations,
          (iii) such Bank shall remain the holder of its Note for all purposes of the Loan Documents, (iv) the participating banks or other entities shall be entitled to the cost protection provisions of Sections 2.10 and 9.5 hereof, but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Bank granting such participation would have been entitled,
          (v) Borrower, the Agent and the other Banks shall continue to deal solely and directly with the selling Bank in connection with such Bank's rights and obligations under the Loan Documents, and
          (vi) no such transfer shall include the transfer of any of such Bank's rights to grant consents or approve amendments or modifications to the Loan Documents except with respect to those items requiring the action of or consent by all Banks or affecting the rights and obligations of Agent. Each Bank may share any and all information received by it from or on behalf of the Borrower pursuant to this Agreement or any of the other Loan Documents with any participant or prospective participant of such Bank.

                    (c)  Notwithstanding any other provision of this
          Section 8.18 to the contrary, NCB hereby agrees that so long as NCB shall be the Agent hereunder, NCB's Credit Commitment shall be equal to or greater than the largest Credit Commitment of any other Bank. To that end, NCB covenants and agrees that so long as NCB shall be the Agent hereunder, it shall not sell, assign, dispose of or participate any portion of or interest (whether legal or beneficial) in its Credit Commitment if the result thereof would be to reduce NCB's Credit Commitment or interest in or to the Loan Documents (or any of them) below the level required by the preceding sentence.

                                      ARTICLE 9.

                          PROVISIONS OF GENERAL APPLICATION

                    Section 9.1 Duration. This Agreement shall continue in full force and effect and the duties, covenants, and liabilities of Borrower hereunder and all the terms, conditions, and provisions hereof relating thereto shall continue to be fully operative until all Obligations to the Agent and each Bank have been satisfied in full, provided, however that notwithstanding the provisions of this Section 9.1 the Commitments shall expire and all Obligations shall be due and payable on the Termination Date.

                    Section 9.2 Notices. (a) All notices and other communications pursuant to this Agreement shall be in writing, either delivered in hand or sent by first-class mail, postage prepaid, or sent by telex, telecopier, facsimile transmission or telegraph, addressed as follows:

                    (i)  If to Borrower, to:

                         Associated Estates Realty Corporation
                         5025 Swetland Court
                         Cleveland, Ohio  44143
                         Telecopier:  (216) 289-9600
                         Attn:  Jeffrey I. Friedman, President


                         with a copy to:

                         Associates Estates Realty Corporation
                         5025 Swetland Court
                         Cleveland, Ohio  44143
                         Telecopier:  (216) 289-9600
                         Attn:  Martin A. Fishman, Esq.,
                                General Counsel

                    (ii) If to Agent, to:

                         National City Bank
                         1900 East Ninth Street
                         Cleveland, Ohio   44101
                         Telecopier:  (216) 575-3160
                         Attn:  Gary L. Wimer, Vice President

                         with a copy to:

                         Taft, Stettinius & Hollister
                         Bond Court Building, Suite 600
                         1300 East Ninth Street
                         Cleveland, Ohio  44114
                         Telecopier:  (216) 241-2837
                         Attn:  William K. Smith, Esq.

                   (iii) If to a Bank, to such Bank's address set forth
                         on Schedule 1;

          or to such other addresses or by way of such telex and other numbers as any party hereto shall have designated in a written notice to the other parties hereto.

                    (b) Except as otherwise expressly provided herein, any notice or other communication given under this Agreement or any other Loan Document shall be deemed to have been duly given or made and to have become effective when delivered in hand to the party to which it is directed, or, if sent by first-class mail, postage prepaid, or by telex, telecopier, facsimile transmission or telegraph, and properly addressed in accordance with
          Section 9.2(a): (i) when received by the addressee; or (ii) if sent by first class mail, postage prepaid, on the third (3rd) Business Day following the day of the dispatch thereof, whichever of (i) or (ii) shall be the earlier; provided, however, that any notice sent by telex, telecopier or facsimile transmission or telegraph shall be confirmed by a counterpart thereof sent by overnight courier or hand-delivery.

                    Section 9.3 Survival of Representations. All representations and warranties made by or on behalf of Borrower in this Agreement or any of the other Loan Documents shall be deemed to have been relied upon by the Agent and each Bank notwithstanding any investigation made by Agent or any Bank. All such representations and warranties shall survive the making of each of the Loans and the issuance of the Letters of Credit until all of the Obligations shall have been paid in full.

                    Section 9.4 Amendments. Each of the Loan Documents may be modified, amended or supplemented in any respect whatever, only by a written instrument signed by Borrower and the Agent with the prior written consent or approval of the Required Banks or all of the Banks (as the case may be), all in accordance with the terms of Section 8.10 hereof.

                    Section 9.5  Costs, Expenses, Taxes and
          Indemnification. (a) Borrower absolutely and unconditionally agrees to pay to the Agent, and to reimburse the Agent for, all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which shall at any time be incurred or sustained by the Agent or any of its directors, officers, employees or agents as a consequence of or any way in connection with: (a) the preparation, negotiation, execution and delivery of the Loan Documents; (b) the perfection and continuation of the rights of the Banks and the Agent in connection with the Loans;
          (c) preparation, negotiation, execution, or delivery of any amendment or modification of any of the Loan Documents; or (d) in the granting by the Agent or any Bank of any consents, approvals or waivers under any of the Loan Documents.

                    (b) Borrower absolutely and unconditionally agrees to pay to the Agent, for the account of Agent and each Bank and upon demand by the Agent or any Bank at any time and as often as the occasion therefor may require, all reasonable out-of-pocket costs and expenses which shall be incurred or sustained by the Agent, any Bank or their respective directors, officers, employees or agents as a consequence of, on account of, in relation to or any way in connection with the exercise, protection or enforcement any of its rights, remedies, powers or privileges hereunder or under any of the Loan Documents or in connection with any litigation, proceeding or dispute arising from or related to any of the Loan Documents (including, but not limited to, all of the reasonable fees and disbursements of consultants, legal advisers, accountants, experts and agents for the Agent or any Bank, the reasonable travel and living expenses away from home of employees, consultants, experts or agents of the Agent or any Bank, and the reasonable fees of agents, consultants and experts of the Agent or any Bank for services rendered on its behalf).

                    (c) Borrower shall absolutely and unconditionally indemnify and hold harmless the Agent and each Bank against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Agent or any Bank or by any of their respective shareholders, directors, officers, employees, subsidiaries, Affiliates or agents on account of, or in relation to, or in any way in connection with, any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement or any of the other Loan Documents, without regard to whether all or any of the transactions contemplated by, associated with or ancillary to this Agreement, or any of such Loan Documents shall ultimately be consummated.

                    (d) Borrower hereby covenants and agrees that any sums expended by the Agent or any Bank for which Agent or any Bank is entitled to reimbursement under this Section 9.5 shall be immediately due and payable upon demand by the Agent or any Bank, and shall bear interest at the Default Interest Rate from the date on which the Agent or such Bank incurred such expense until the date such payment is made in full.

                    (e)  Borrower's indemnity obligations under this
          Section 9.5 shall not extend to any losses, costs, expenses or damages proximately caused by the gross negligence or willful misconduct of any party which, absent this Section 9.5(e), would be entitled to indemnification hereunder.

                    Section 9.6 Set-Off; Sharing of Set-Off Proceeds. (a) Borrower hereby confirms to the Agent and to each Bank the continuing and immediate rights of set-off of the Agent and each Bank with respect to all deposits, balances and other sums credited by or due from Agent or such Bank or any of their respective offices or branches to Borrower, which rights are in addition to any other rights which the Agent or such Bank may have under applicable law. If any principal, interest or other sum payable by Borrower to the Agent or any Bank under the Notes or any of the Loan Documents is not paid punctually as and when the same shall first become due and payable, or if any Event of Default shall at any time occur and be continuing, any deposits, balances or other sums credited by or due from Agent or such Bank or any of their respective offices or branches to Borrower, may, without any prior notice of any kind to Borrower, and without any other conditions precedent now or hereafter imposed by statute, rule or law or otherwise (all of which are hereby expressly and irrevocably waived by Borrower), be immediately set off, appropriated and applied by the Agent or such Bank toward the payment and satisfaction of the Obligations in accordance with the provisions of paragraph (b) below.

                    (b) Each Bank and the Agent agrees that if it shall receive (whether by payment received otherwise than in accordance with the terms of the Loan Documents, exercise of the right of set-off, counterclaim, cross-claim, enforcement of any claim, or proceedings against Borrower or any other Person or Persons, proof of claim in bankruptcy, reorganization, liquidation, receivership or other similar proceedings, or otherwise), and shall retain and apply to the payment of any of the Obligations owing to it any amount in excess of its Funded Percentage of the aggregate of all payments received by all of the Banks and the Agent in respect of all of the Obligations, such Bank will promptly make such dispositions and arrangements with the other Banks and the Agent with respect to such excess, either by way of distribution, pro tanto assignment of claim, subrogation or otherwise, as shall result in each of the Banks receiving its Funded Percentage of such payments.

                    Section 9.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that (i) Borrower may not assign or delegate any of its rights or obligations hereunder without the express prior written consent of the Agent and all Banks; and
          (ii) no Bank may assign or delegate its rights or obligations hereunder except in accordance with Section 8.18 hereof.

                    Section 9.8  Governing Law; Jurisdiction and Venue.
          (a) This instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the substantive laws of the State of Ohio, without reference to the conflict of laws principles of such state.

                    (b) The Agent, each Bank and Borrower hereby designate all state and federal courts of record sitting in Cleveland, Ohio as forums where any action, suit or proceeding in respect of or arising out of this Agreement, the Notes, Loan Documents, or the transactions contemplated by this Agreement may be prosecuted as to all parties, their successors and assigns, and each hereby consents to the jurisdiction and venue of such courts. Borrower waives any and all personal rights under the laws of any other state to object to jurisdiction within the State of Ohio for the purposes of litigation to enforce the Obligations of Borrower.
          In the event any such litigation shall be commenced, Borrower agrees that service of process may be made, and personal jurisdiction over Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower's appointed Agent for Service of Process in the State of Ohio, which the undersigned hereof designates to be: Martin A. Fishman, Esq., 5025 Swetland Court, Cleveland, Ohio 44143. Borrower recognizes and agrees that such designation agency has been created for the benefit of the Borrower, and the parties agree that this designation shall not be revoked, withdrawn, or modified without the prior written consent of the Agent.

                    Section 9.9 WAIVER OF JURY TRIAL. AS A MATERIAL INDUCEMENT FOR THE BANKS TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ARISING IN ANY WAY FROM THE OBLIGATIONS.

                    Section 9.10 Waivers. Borrower waives notice of nonpayment, demand, notice of demand, presentment, protest and notice of protest with respect to the Obligations, or notice of acceptance hereof, notice of the Loans made, credit extended, or any other action taken in reliance hereon, and all other demands and notices of any description, except for those notices which are expressly provided for herein.

                    Section 9.11 Integration of Schedules and Exhibits. The Exhibits and Schedules annexed to this Agreement are part of this Agreement and are incorporated herein by reference.

                    Section 9.12 Headings. The table of contents, headings of the Articles, Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to alter, limit or affect the scope, meaning or interpretation of any provision of this Agreement.

                    Section 9.13 Counterparts. This Agreement may be executed in any number of counterparts, and signature pages but all of such counterparts shall together constitute a single agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto.

                    Section 9.14 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the balance of this Agreement and the application of all provisions of this Agreement to all other persons and circumstances shall not be affected thereby; each provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

                    Section 9.15 Miscellaneous. All of the rights of the Agent and each Bank contained in this Agreement shall likewise apply insofar as applicable to any modification of or supplement to this Agreement. No officers, directors, shareholders or employees of Borrower shall have any personal liability for any obligations under this Agreement or as a result of any documents or certificates delivered pursuant to this Agreement, except in cases of actual fraud or willful misconduct; provided, however, that nothing in this sentence shall be deemed in any way to limit the absolute and unconditional liability of Borrower for the full and timely payment, observance and performance of all of its obligations hereunder.

                    Section 9.16 Confidentiality. (a) Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates by the Agent or any Bank, or by their respective Affiliates, and Borrower hereby authorizes the Agent and each Bank to share any information delivered to it by Borrower or its Affiliates pursuant to this Agreement, or in connection with their respective decisions to enter into this Agreement, with any such Affiliate, it being understood that any such Affiliate receiving such information shall be bound by the provisions of clause (b) below as if it were a Bank hereunder.

                    (b)  Each Bank and the Agent agrees to keep
          confidential, in accordance with their customary procedures for handling confidential information, any non-public information supplied to it by Borrower pursuant to this Agreement which is identified by Borrower as being confidential at the time the same is delivered to Agent or any Bank. Notwithstanding the foregoing to the contrary, the Agent and any Bank may disclose any such information: (i) to the extent required by statute, rule, regulation or judicial process, (ii) to its counsel, (iii) to regulatory personnel, auditors or accountants, (iv) to the Agent or any other Bank, (v) in connection with any litigation to which any one or more of the Banks or the Agent is a party, (vi) to an Affiliate of Agent or any Bank as provided in clause (a) above, or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to be bound by the provisions hereof."

                    IN WITNESS WHEREOF, the parties have caused this Amended and Restated Credit Agreement to be signed by their respective officers as of the day first above written.

                                             BORROWER:

                                             ASSOCIATED ESTATES REALTY
                                             CORPORATION


                                             By:  /S/ Martin A. Fishman
                                                  Name: Martin A. Fishman
                                                  Title:Vice President


                                             AGENT:





                                             NATIONAL CITY BANK


                                             By:  /s/ Gary L. Wimer
                                                  Gary L. Wimer
                                                  Vice President


                                             THE BANKS:

                                             NATIONAL CITY BANK


                                             By:  /s/ Gary L. Wimer
                                                  Gary L. Wimer
                                                  Vice President


                                             BANK ONE, CLEVELAND, N.A.


                                             By:  /s/Douglas D. Lyons
                                                  Name: Douglas D. Lyons
                                                  Title:Vice President


                                             MANUFACTURERS AND TRADERS
                                             TRUST COMPANY


                                             By:  /s/Kevin B. Quinn
                                                  Name: Kevin B. Quinn
                                                  Title:Banking Officer


                                             THE FIRST NATIONAL BANK
                                             OF CHICAGO


                                             By:  /s/Gregory A. Gilbert
                                                  Name: Gregory A. Gilbert
                                                  Title:Vice President



                                             COMERICA BANK


                                             By:  /s/ David J. Campbell
                                                  Name: David J. Campbell
                                                  Title:Vice President


                                             HARRIS TRUST & SAVINGS BANK


                                             By:  /s/ Gregory M. Bins
                                                  Name: Gregory M. Bins
                                                  Title:Vice President

                                             HUNTINGTON BANK-CLEVELAND,
                                                  N.A.

                                             By:  /s/ Gerald A. Buck
                                                  Name: Gerald A. Buck
                                                  Title:

                                      SCHEDULE 1

                                          to

                       Third Amended Restated Credit Agreement

                                           Participation     Credit
                       Bank                  Percentage    Commitment

          National City Bank                    20%      $ 20,000,000

          Bank One, Cleveland, N.A.             14%        14,000,000

          Manufacturers and
             Traders Trust Company              14%        14,000,000

          First National Bank                   16%        16,000,000
             of Chicago

          Comerica Bank                         11%        11,000,000

          Harris Trust & Savings Bank           16%        16,000,000

          Huntington Bank-Cleveland,N.A.         9%         9,000,000

                                               100%      $100,000,000